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                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         HEALTHCARE ACQUISITION CORP.,

                          HEALTHCARE ACQUISITION, INC.

                                      AND

                            ENCORE ORTHOPEDICS, INC.




                           DATED:  NOVEMBER 12, 1996
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                               TABLE OF CONTENTS


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ARTICLE I

         The Merger
                 1.01.    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.02.    Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.03.    Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.04.    Articles of Incorporation of the Surviving Corporation  . . . . . . . . . . . . . . . . . . . 2
                 1.05.    Bylaws of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.06.    Officers and Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.07.    Stockholders' Meetings; Securities and Exchange
                                  Commission Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.08.    S-4 Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 1.09.    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 1.10.    Subsequent Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II

         Status and Conversion of Securities
                 2.01     Status and Conversion of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 2.02.    Closing of Encore's Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.03     Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.04.    Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.05.    Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.06.    Escrow of HCAC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III

         Representations and Warranties of Encore
                 3.01.    Corporate Organization, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.02.    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.03.    Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.04.    Authorization, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.05.    No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.06.    Government Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.07.    Financial Statements of Encore; Undisclosed Liabilities . . . . . . . . . . . . . . . . . .  15





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                 3.08.    Conduct Since Date of Encore Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.09.    Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.10.    Proceedings and Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.11.    Compliance with Laws, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.12.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.13.    Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.14.    ERISA; Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.15.    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.16.    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.17.    Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.18.    Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.19.    Proxy Materials; S-4 Registration Statement . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.20.    Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.21.    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.22.    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.23.    Previous Sales; Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.24.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.25.    Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.26.    Distributors, Customers or Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.27.    Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.28.    Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE IV

         Representations and Warranties of HCAC and Acquisition
                 4.01.    Corporate Organization, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.02.    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.03.    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 4.04.    Authorization, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 4.05.    No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 4.06.    Government Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 4.07.    Financial Statements of HCAC; Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .  25
                 4.08.    HCAC Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.09.    Absence of Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.10.    Proceedings and Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.11.    Compliance with Laws, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.12.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.13.    Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 4.14.    Absence of Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 4.15.    Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 4.16.    Board Recommendations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 4.17.    Trust Funds; Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.18.    [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





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
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                 4.19.    Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.20.    S-4 Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.21.    As to Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.22.    Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.23.    Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.24.    State Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.25.    [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.26.    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.27.    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.28.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 4.29.    Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 4.30.    Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE V

         Conduct of Business Pending the Effective Time
                 5.01.    Conduct of Business by Encore . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.02.    Conduct of Business by HCAC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VI

         Covenants and Agreement of the Parties
                 6.01.    Covenants of Encore . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 6.02.    Covenants of HCAC and Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.03.    Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 6.04.    Lock-Up Agreements of Certain Parties . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 6.05.    HCAC Charter Amendment; Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 6.06     [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 6.07.    Directors' and Officers' Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 6.08.    Severance Agreement Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE VII

         Conditions Precedent to the Merger
                 7.01.    Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 7.02.    Conditions to Obligations of HCAC and Acquisition . . . . . . . . . . . . . . . . . . . . .  44
                 7.03.    Conditions to Obligations of Encore . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46





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ARTICLE VIII

         Termination and Abandonment
                 8.01.    Methods of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 8.02.    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE IX

         Miscellaneous Provisions
                 9.01.    Limitation as to Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 9.02     Governing Law; Binding Effect; Severability . . . . . . . . . . . . . . . . . . . . . . . .  50
                 9.03.    Entire Agreement Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 9.04.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 9.05.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 9.06.    Construction; Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 9.07.    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 9.08     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 9.09.    Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 9.10     Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52


EXHIBITS:

      Exhibit A - Defined Terms

      Exhibit B - Form of Amendments Required to HCAC's Certificate of
                  Incorporation

      Exhibit C - Form of Lock-up Agreement

      Exhibit D - Form of HCAC Stock Option Plan

      Exhibit E - Form of HCAC $7.00 Warrant

      Exhibit F - Escrow Agreement





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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into this 12th day of November, 1996 by and among HEALTHCARE ACQUISITION CORP., a Delaware corporation ("HCAC"); HEALTHCARE ACQUISITION, INC., a Texas corporation and wholly-owned subsidiary of HCAC ("Acquisition"); and ENCORE ORTHOPEDICS, INC., a Texas corporation ("Encore").

                                    Recitals

         A. Encore is a corporation duly organized and validly existing under the corporate laws of the State of Texas, with its principal executive offices located at 8900 Shoal Creek Blvd., Bldg. 300, Austin, Texas 78757.

         B. HCAC is a corporation duly organized and validly existing under the corporate laws of the State of Delaware. Acquisition is a corporation duly organized and validly existing under the corporate laws of the State of Texas. The principal address of HCAC and Acquisition is set forth in Section 9.04 hereof.

         C. The Boards of Directors of HCAC, Acquisition and Encore each have approved the merger of Acquisition with and into Encore in accordance with the Texas Business Corporation Act (the "TBCA") upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, HCAC, Acquisition and Encore hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.01. THE MERGER. At the Effective Time (as defined in Section 1.02 of this Agreement) and subject to the terms and conditions of this Agreement and the TBCA, Acquisition shall be merged with and into Encore (the "Merger"). Following the Merger, Encore shall continue as the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Texas and shall succeed to and be vested in all rights, privileges, immunities and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of Acquisition and Encore without further act or deed in accordance with the provisions of the TBCA, and the separate existence of Acquisition shall cease. The name of the Surviving Corporation shall continue to be "Encore Orthopedics, Inc."

         1.02. EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of all conditions to the Merger, the parties to this Agreement shall effect the Merger by filing with the Secretary of State of the State of Texas articles of merger (the "Articles of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of, the TBCA. The date and time of such filing is herein referred to as the "Effective Time."

         1.03. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Article 5.06 of the TBCA.

         1.04. ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall, pursuant to the Merger and without any further action by Encore or Acquisition or their shareholders, be amended to read in its entirety as the Articles of Incorporation of Acquisition as in effect immediately prior to the Effective Time, except that Article I of the Articles of Incorporation of the Surviving Corporation shall read as follows: "The name of the Corporation is Encore Orthopedics, Inc." until thereafter amended as provided herein and under the TBCA.

         1.05. BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time and without further action on the part of Encore or Acquisition, the Bylaws of the Surviving Corporation shall be amended to be the Bylaws of Encore, as in effect immediately prior to the Effective Time, until thereafter amended as therein provided.

         1.06. OFFICERS AND BOARD OF DIRECTORS. At the Effective Time, Nick Cindrich, Craig L. Smith, Richard Martin, Richard D. Relyea, Lamar Laster, Jay
M. Haft, John H. Abeles, Dennis J. Enright, Joel S. Kanter and Kenneth Davidson shall become the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until the next annual meeting of shareholders of the Surviving Corporation and until their successors shall be duly elected and shall duly qualify. The current officers of Encore immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

         1.07.   STOCKHOLDERS' MEETINGS; SECURITIES AND EXCHANGE COMMISSION
FILINGS.

                 (a) Consistent with applicable law, HCAC and Encore shall each cause meetings of their respective stockholders to be duly called and held as soon as reasonably practicable (and in any event before the date this Agreement may be unilaterally terminated under Section 8.01(f) hereof) for the purpose of considering and taking action upon this Agreement and the Merger and, in the case of HCAC, for the additional purposes referred to in Section 6.05 of this Agreement (such meetings are collectively referred to as the "Special Meetings" and, individually, the "HCAC Special





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

Meeting" and the "Encore Special Meeting"). Subject to the respective fiduciary duties of the Boards of Directors of Encore and HCAC (as evidenced by written independent legal advice addressed to the applicable Board of Directors), and in the case of HCAC, subject to its receipt of the Fairness Opinion described in
Section 7.02(f) hereof, the Boards of Directors of Encore and HCAC will recommend that their respective stockholders approve this Agreement and the transactions and actions contemplated hereby.

                 (b) In connection with the approval of this Agreement and the Merger, HCAC and Encore will cooperate with one another to promptly prepare and file a preliminary proxy statement with the Securities and Exchange Commission (the "SEC") relating to the transactions contemplated by this Agreement (including, without limitation, the matters referred to in Section
6.05 hereof), which shall consist of joint proxy materials for use in soliciting the votes of the stockholders of HCAC and Encore (the "Preliminary Proxy Statement"). HCAC and Encore will cooperate with one another to promptly respond to the comments of the SEC and to cause a Definitive Proxy Statement (as herein defined) to be mailed to HCAC's and Encore's stockholders as soon as reasonably practicable. Each of HCAC and Encore shall have a reasonable opportunity to review and comment upon each of the Preliminary Proxy Statement and the Definitive Proxy Statement and any supplements or amendments prior to their filing with the SEC and prior to any distribution. As soon as practicable after the date hereof, HCAC and Encore shall cooperate to promptly prepare and file a Form 8-K and any other filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other federal or state laws relating to the Merger and the transactions contemplated herein (collectively, "Other Filings"). HCAC shall notify Encore promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement and/or the Definitive Proxy Statement or by any other governmental official with respect to any Other Filings or for additional information from the SEC or members of its staff and will supply Encore with copies of all correspondence between such government officials and HCAC or its representatives with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement and any Other Filings; and HCAC, after consultation with Encore, shall use its reasonable efforts (and Encore agrees to reasonably cooperate with HCAC in connection therewith) to respond promptly to any comments made by the SEC or other appropriate governmental officials with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement and any Other Filings. HCAC and Encore shall work together to cause the Definitive Proxy Statement and related form of proxy to be mailed to HCAC and Encore's stockholders at the earliest practicable time. Each party shall notify the other of its intention to mail the Definitive Proxy Statement to its stockholders at least 48 hours prior to the intended time of such mailing and shall endeavor to coordinate such mailings so that they occur on the same day. The letters to stockholders, notices of meeting, prospectus/joint proxy statement and forms of proxy, in the form distributed to stockholders of HCAC and Encore in connection with the Merger and all amendments or supplements thereto, if any, similarly filed and distributed, or any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Definitive Proxy Statement." Each party agrees that if it becomes aware that any amendment of, or a supplement to, the Definitive Proxy Statement is necessary or advisable, it will,





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

upon learning of such event, promptly notify the other parties hereto, and HCAC and Encore will work together to promptly prepare and will file or mail, as required, such amendment or supplement.

                 (c) Subject to the fiduciary duties of their respective Boards of Directors, HCAC and Encore shall use their reasonable efforts to secure approvals of the Merger by their shareholders and, as to HCAC, approval and adoption of the amendments to HCAC's Certificate of Incorporation and the adoption of the Stock Option Plan referred to in Section 6.05(a) hereof

                 (d) HCAC, as sole shareholder of Acquisition, hereby approves the Merger and this Agreement.

         1.08. S-4 REGISTRATION STATEMENT. As promptly as practicable after the date hereof HCAC and Encore will jointly prepare and HCAC will file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act") relating to the shares of HCAC Common Stock issuable pursuant to the terms hereof at the Effective Time of the Merger. The S-4 Registration Statement shall register under the 1933 Act (i) the issuance to the Encore Shareholders in the Merger of shares of HCAC Common Stock, $.001 par value (the "HCAC Common Stock") and the HCAC $7.00 Warrants, the form of which is attached as Exhibit E hereto and each of which shall be exercisable for one (1) share of HCAC Common Stock during a four (4)-year period beginning at the Effective Time at an exercise price of $7.00, subject to adjustment as set forth therein (the "HCAC $7.00 Warrants") and (ii) the issuance of HCAC Common Stock upon exercise of the HCAC $7.00 Warrants. HCAC will use all reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible after the date hereof.

      1.09. CLOSING. Upon the terms and subject to the conditions hereof, as soon as practicable following the completion of the Special Meetings, Encore and Acquisition shall execute in the manner required by the TBCA and deliver to the Secretary of State of the State of Texas duly executed and verified Articles of Merger, as required by the TBCA, and the parties shall take such other and further actions as may be required by law to make the Merger effective. Immediately prior to the filing referred to in this Section, a closing (the "Closing" and the date thereof being the "Closing Date") will be held at the offices of Sutherland, Asbill & Brennan, 111 Congress Avenue, Suite 2300, Austin, Texas 78701 at 9:00 a.m., local time (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

         1.10. SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Encore or Acquisition acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Encore and Acquisition or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Encore and

Acquisition or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, title and interest in, to and under such rights properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                      STATUS AND CONVERSION OF SECURITIES

         2.01 STATUS AND CONVERSION OF STOCK. The authorized capital stock of Acquisition consists of 1,000 shares of common stock, $1.00 par value. Encore's authorized capital stock consists of 15,000,000 shares of common stock, $0.01 par value ("Encore Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 ("Encore Preferred Stock"), 1,000,000 shares of which have been designated as "Series A Preferred Stock." In addition, Encore has issued or prior to the Effective Time shall have issued the Existing Stock Options (as defined in Section 2.05 hereof). All Existing Stock Options that have an exercise price of $5.00 per share or more and are identified as "Excluded Existing Stock Options" on the Encore Disclosure Schedule (the "Encore Disclosure Schedule") delivered to HCAC prior to the execution of this Agreement as updated prior to the Effective Time in accordance with Section 6.01(c) hereof are hereinafter referred to as the "Excluded Existing Stock Options" and all other Existing Stock Options are hereinafter referred to as the "Included Existing Stock Options." As provided in Section 2.05(a), hereof, each Existing Stock Option shall, at the Effective Time, cease to be exercisable for Encore Common Stock and shall instead be exercisable for a Unit (as defined in Section 2.05(a) hereof) of HCAC Common Stock and HCAC $7.00 Warrants.

                 (a) Each share of Encore Common Stock and each share of Encore Preferred Stock which is held in the treasury of Encore immediately prior to the Effective Time, if any, shall be canceled and shall cease to exist at and after the Effective Time without payment of any consideration therefor.

                 (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except for Dissenting Shares (as defined in Section 2.04 hereof) and shares which are held in the treasury of Encore, and subject to the provision for fractional interests to be paid for as provided in Section 2.03 hereof, each share of Encore Common Stock and Encore Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent only the right to receive upon surrender of the certificate(s) formerly representing such securities shares of HCAC Common Stock and HCAC $7.00 Warrants, plus cash (without interest) in lieu of any fraction of a share of HCAC Common Stock as provided for in Section 2.03 hereof, as follows:

                          (i)     The total number of shares of HCAC Common
Stock ("New HCAC Common Stock") to be issued upon conversion of the Encore Common Stock and Encore Preferred Stock in the Merger and available for issuance upon exercise of the Included Existing Stock Options shall be, collectively, that number of shares of HCAC Common Stock that is equal to the amount obtained by dividing $40,000,000 (less the amount, if any, paid or payable with respect to the Dissenting Shares) by the Per Share Amount (as hereinafter defined);

                          (ii)    The total of the number of HCAC $7.00 Warrants
issued in the Merger upon conversion of the Encore Common Stock or Encore Preferred Stock plus the number of HCAC $7.00 Warrants issuable upon exercise of the Included Existing Stock Options shall be equal to 15% of the number of shares of New HCAC Common Stock;

                          (iii)   The number of shares of HCAC Common Stock to
be issued for each share of Encore Common Stock converted in the Merger ("HCAC Common-Per-Share-Amount") shall be equal to the number obtained by dividing the number of shares of New HCAC Common Stock by the sum ("Share Conversion Sum") of (x) the number of shares of Encore Common Stock to be converted in the Merger, (y) the number of shares of Encore Common Stock for which the Included Existing Stock Options are exercisable as of the Effective Time, and (z) 1.25 multiplied by the number of shares of Encore Preferred Stock to be converted in the Merger;

                          (iv)     The number of HCAC $7.00 Warrants to be
issued for each share of Encore Common Stock converted in the Merger ("HCAC $7.00 Warrants-Per-Share-Amount") shall be equal to the number obtained by dividing the total number of HCAC $7.00 Warrants referred to in Section 2.01(b)(ii) hereof by the Share Conversion Sum; and

                          (v)      The number of shares of HCAC Common Stock to
be issued for each share of Encore Preferred Stock converted in the Merger shall be equal to 1.25 multiplied by the HCAC Common-Per-Share-Amount. The number of HCAC $7.00 Warrants to be issued for each share of Encore Preferred Stock converted in the Merger shall be equal to 1.25 multiplied by the HCAC $7.00 Warrants-Per-Share-Amount.

                 (c) The "Per Share Amount" shall be calculated as follows:

                          (i)     First, HCAC and Encore shall take the actual
number of shares of HCAC Common Stock outstanding immediately prior to the Merger and deduct therefrom the number of shares of HCAC Common Stock held by HCAC stockholders, if any, who, exercise their rights of conversion pursuant to Article Sixth of HCAC's Certificate of Incorporation ("Conversion Rights") (such number of shares being referred to as the "HCAC Redemption Shares"), (the figure so derived is referred to as the "HCAC Pre-Merger Share Number");

                          (ii)    Then, the parties shall determine the product
derived by multiplying the number of HCAC Redemption Shares, if any, times the amount required to be paid on account of the HCAC Redemption Shares pursuant the Conversion Rights (such product being referred to as the "Cost of Redemption");

                          (iii)   Then, the parties shall deduct from the sum
of (a) the dollar amount of the account balance (as of immediately prior to the Effective Time) of the government securities and cash held by IBJ Schroder Bank & Trust Company (the "Trustee") in a trust account ("Trust Fund") for the benefit of HCAC as of immediately prior to the Effective Time (the "Trust Fund Amount"), and (b) the amount of cash in the bank accounts of HCAC immediately prior to the Effective Time, the amount, if any, of the accounts payable of HCAC, as estimated by HCAC and certified to Encore as provided in Section 6.02(h) hereof (the "Certified Accounts Payable"), and then add thereto One Hundred Fifty Thousand Dollars ($150,000) (the amount so derived is referred to as the "Net Fund Amount");

                          (iv)    Then, the parties shall deduct from the Net
Fund Amount the amount of the Cost of Redemption, if any (the "Remaining Amount"); and

                          (v)     Then, the parties shall derive the quotient
obtained by dividing the Remaining Amount by the HCAC Pre-Merger Share Number (the quotient so derived is referred to as the "Per Share Amount").

                 (d) If within sixty (60) days following the Effective Time, it is determined that the total amount of actual accounts payable of HCAC as of immediately prior to the Effective Time (the "Actual Accounts Payable") was in excess of the dollar amount of the Certified Accounts Payable, then the number of shares of HCAC Common Stock and HCAC $7.00 Warrants into which each share of Encore Common Stock and Encore Preferred Stock shall be converted pursuant to this Section 2.01 shall be recalculated in accordance with Section 2.01(a) - (c) substituting, for the purpose of Section 2.01(c), Actual Accounts Payable for Certified Accounts Payable; and in such event the number of shares of HCAC Common Stock and HCAC $7.00 Warrants to be issued under this Section
2.01 shall be adjusted accordingly. The Actual Accounts Payable shall be calculated by the HCAC CFO, reviewed by the HCAC auditor and approved by the HCAC Board of Directors.

                 (e) Each issued and outstanding share of capital stock of Acquisition shall, by virtue of the Merger and without further action, be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation. At Closing, the certificate representing such shares shall be exchanged for a certificate of the Surviving Corporation.

         2.02. CLOSING OF ENCORE'S TRANSFER BOOKS. At and after the Effective Time, each holder of a certificate or certificates that represent issued and outstanding shares of Encore Common Stock or Encore Preferred Stock prior to the Effective Time shall cease to have any rights as shareholders of Encore, except for the right to surrender such certificates for HCAC Common Stock and HCAC $7.00 Warrants as provided in Section 2.01 and 2.03 of this Agreement, or in the case of the holders of Dissenting Shares, to perfect their right to receive payment for their shares pursuant to Article 5.12 of the TBCA and Section 2.04 of this Agreement. At the Effective Time, the stock transfer books of Encore shall be closed and no transfer of shares of Encore Common Stock or Encore Preferred Stock shall thereafter be made. If after the Effective Time certificates previously representing shares of Encore Common Stock or shares of Encore Preferred Stock are presented to the Surviving Corporation or its transfer agent, they shall be canceled and exchanged for HCAC Common Stock and HCAC $7.00 Warrants as provided in Sections
2.01 and Section 2.03 hereof.

         2.03 EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, HCAC shall cause Continental Stock Transfer & Trust Company (the "Exchange Agent") to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Encore Common Stock or Encore Preferred Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent) and instructions for use in effecting the surrender of the certificates. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal duly executed, each holder of such certificates formerly representing shares of Encore Common Stock or Encore Preferred Stock shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of HCAC Common Stock and a certificate representing the whole number of HCAC $7.00 Warrants into which such shares of Encore Common Stock or Encore Preferred Stock shall have been converted as set forth in Section 2.01 hereof, and such certificates shall then be canceled. Until so surrendered, each certificate (other than certificates for Dissenting Shares) that prior to the Merger represented shares of Encore Common Stock or Encore Preferred Stock shall be deemed, for all purposes, and without any further act or deed on the part of the holder thereof, to evidence ownership of the whole number of shares of HCAC Common Stock and HCAC $7.00 Warrants that the holder thereof would be entitled to receive upon its surrender to the Exchange Agent; provided, however, that no dividends with respect to said shares of HCAC Common Stock shall be paid until such holder shall surrender such certificate, at which time there shall be paid to the record holder of the certificates issued in exchange therefor the amount of the dividends, without interest, that have theretofore become payable with respect to the shares of HCAC Common Stock represented thereby. No fraction of a share of HCAC Common Stock will be issued upon such exchange of shares of Encore Common Stock or Encore Preferred Stock, but any holder of shares of Encore Common Stock or Encore Preferred Stock who would otherwise, pursuant to the provisions of Section 2.01 hereof, be entitled to a fraction of a share of HCAC Common Stock will instead receive a cash payment in lieu of and with respect to said fraction of a share to which such holder would be so entitled determined by multiplying (i) the value of a share of HCAC Common Stock (calculated as hereinafter provided) by (ii) the fractional share interest to which such holder would otherwise be entitled, which product shall be rounded to the nearest whole cent. For purposes of computing such cash payment, the value of a share of HCAC Common Stock shall be the average of the closing bid prices of HCAC Common Stock on the OTC Bulletin Board for the last five (5) trading days prior to the Effective Time. Such cash payment shall be paid in U.S. Dollars at the time of presentation for surrender to the Exchange Agent of the certificate for shares of Encore Common Stock and/or Encore Preferred Stock. The right to receive such cash payment shall, if the holder thereof shall not prior thereto so present such certificates, terminate on the second anniversary date of the Effective Time. No fractional amount of HCAC $7.00 Warrants shall be issued, but instead, the number of HCAC $7.00 Warrants to be issued to any holder of shares of Encore Common Stock or Encore Preferred Stock shall be rounded to the nearest whole number. If any certificate for HCAC Common Stock or HCAC $7.00 Warrant is to be issued in a name other than that in which the certificate for Encore Common Stock or Encore Preferred Stock so surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of such issuance, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         2.04.   DISSENTING SHARES.

                 (a) Notwithstanding the provisions of Section 2.01 or any other provision of this Agreement to the contrary, shares of Encore Common Stock or Encore Preferred Stock issued and outstanding immediately prior to the Effective Time and which are held by shareholders who object to the Merger and comply with all of the relevant provisions of Article 5.12 of the TBCA ("Dissenting Shares") shall not be converted into or represent a right to receive HCAC Common Stock or HCAC $7.00 Warrants hereunder or pursuant to the Articles of Merger at or after the Effective Time, but instead shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Article 5.12 of the TBCA, unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such rights to appraisal and payment under the TBCA. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and solely represent the right to receive shares of HCAC Common Stock or HCAC $7.00 Warrants, as provided in Section 2.01, as may be applicable. Encore shall give HCAC prompt notice upon receipt by Encore of any written objection to the plan of merger set forth herein (any shareholder duly making such objection being hereinafter called a "Dissenting Shareholder"). Encore agrees that prior to the Effective Time, it will not, without the prior written consent of HCAC, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such objection.

                 (b) Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of Article 5.12 of the TBCA, to payment for his Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

         2.05.   OPTIONS.

                 (a) At the Effective Time, HCAC shall assume Encore's rights and obligations under each of the outstanding stock options previously granted by Encore to certain of its directors, officers, employees, advisory surgeons, designing surgeons, sales representatives, distributors and shareholders, excluding any issued in violation of Section 5.01(c) hereof, that are outstanding immediately prior to the Effective Time (each such stock option existing immediately prior to the Effective Time being hereinafter called an "Existing Stock Option" and each such assumed stock option existing immediately after the Effective Time being hereinafter called an "Assumed Stock Option"). Under the Assumed Stock Option, the optionee shall have the right to receive from HCAC, in accordance with the terms and subject to the conditions of the Existing Stock Option, one Unit for each share of Encore Common Stock for which, and at the exercise price at which, it was exercisable immediately prior to the Effective Time. A "Unit" shall be the number of shares of HCAC Common Stock and HCAC $7.00 Warrants into which a share of Encore Common Stock is converted by virtue of the Merger. The Assumed Stock Option shall not give the optionee additional benefits that he did not have under the Existing Stock Option. Each Assumed Stock Option shall constitute a continuation of the Existing Stock Option substituting HCAC for Encore and employment by Encore or any of its subsidiaries. Notwithstanding the foregoing, the terms of any Assumed Stock Option shall be such that the substitute of the Assumed Stock Option for the Existing Stock Option would not constitute a modification of the Existing Stock Option within the meaning of Section 425(H)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                 (b) If and to the extent required by the terms of the plans governing the Existing Stock Options or pursuant to the terms of any Existing Stock Option granted thereunder, Encore shall use its reasonable efforts to obtain the consent of each holder of outstanding Existing Stock Options to the treatment of the Existing Stock Options provided in subparagraph
(a) of this Section 2.05.

                 (c) HCAC shall submit to its stockholders at the HCAC Special Meeting a proposal for the approval of the assumption of the Existing Stock Options and the assumption of the Encore Stock Option Plans, if necessary for qualifying the Assumed Stock Options for the exemption afforded by Rule 16b-3 under the Exchange Act, and shall include such matter in the Definitive Proxy Statement. In addition, HCAC shall submit to its stockholders at the HCAC Special Meeting a proposal for the adoption of one or more new stock option plans, if requested and provided by Encore in a timely manner, provided they are reasonably satisfactory to HCAC, so as to afford such plans the exemption afforded by such Rule 16b-3, and shall include such proposal in the Definitive Proxy Statement.

         2.06. ESCROW OF HCAC COMMON STOCK. An amount of the HCAC Common Stock into which Encore Common Stock is converted by virtue of the Merger, equal to ten percent (10%) of all the New HCAC Common Stock (including, but not limited to, any additional shares of New HCAC Common Stock issued pursuant to
Section 2.01(d) hereof) ("Escrow Stock") shall be delivered at the Effective Time by the Encore shareholders identified on Schedule 2.06 of the Encore Disclosure Schedule ("Escrow Shareholders"), in the individual amounts set forth thereon, to Sutherland, Asbill & Brennan ("Escrow Agent") jointly appointed by the parties hereto, and shall be held in escrow by Escrow Agent pursuant to an Escrow Agreement in the form of Exhibit F hereto ("Escrow Agreement") to be executed by such Escrow Shareholders, HCAC and Escrow Agent, and delivered to HCAC at Closing pending completion of the audit of Encore's financial statements for its fiscal year ending December 31, 1996 ("1996 Financial Statements"). HCAC is directed to deliver the certificates evidencing the Escrow Stock directly to the Escrow Agent, which shall constitute delivery thereof from HCAC to the Escrow Shareholders and from the Escrow

Shareholders to the Escrow Agent. From the Effective Time until the Escrow Stock is released from such escrow in accordance with this Agreement and the Escrow Agreement ("Escrow Period"), all cash, securities and other property distributed on or paid with respect to the Escrow Stock or any Escrow Property (as hereinafter defined), by dividend, stock split, as a result of a merger or acquisition, or otherwise, shall be delivered by HCAC to the Escrow Agent to be held in escrow under this Agreement and the Escrow Agreement, at which time it shall be deemed "Escrow Property." No such distribution or payment shall be declared or authorized to be made directly or indirectly to the HCAC stockholders who are holders of record as of a date during the Escrow Period unless such distribution or payment is made during the Escrow Period and all such distributions or payments made on or with respect to the Escrow Stock or any other Escrow Property become Escrow Property. If Encore's sales for 1996 as reflected in the 1996 Financial Statements, (excluding any sales to affiliates in the fourth quarter of 1996 that exceed $3,900,000) ("1996 Sales"), are less than $16,200,000, the Escrow Shareholders shall forfeit the Escrow Stock to the Company for cancellation and return to the Company's authorized but unissued common stock, each in the individual proportions that such Escrow Shareholder's Escrow Stock bears to the total amount of Escrow Stock. All Escrow Property distributed or paid on or with respect to each share of such forfeited Escrow Stock shall also be delivered to and forfeited to the Company. The number of shares of Escrow Stock to be so forfeited shall be the amount obtained by dividing (i) the product of 2.22 multiplied by the amount by which 1996 Sales is less than $16,200,000; by (ii) the Per Share Amount. The amount of 1996 Sales and the number of shares of Escrow Stock to be forfeited shall be calculated by the HCAC CFO, reviewed by the HCAC auditor and approved by the HCAC Board of Directors. The foregoing calculation and forfeiture shall be made within thirty (30) days after the audit of the 1996 Financial Statements is completed, and, promptly thereafter, the remaining Escrow Stock will be distributed to its owners together with any Escrow Property distributed or paid on or with respect to each share of such Escrow Stock.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF ENCORE

         Except for exclusions as to the representations or warranties made herein as set forth in the Encore Disclosure Schedule dated as of the date of this Agreement and delivered to HCAC prior to the execution of this Agreement or as updated pursuant to the provisions of Section 6.01(c) hereof, Encore hereby represents and warrants to HCAC as follows:

         3.01. CORPORATE ORGANIZATION, ETC. Encore is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and its Subsidiary (as defined in Section 3.03 hereof) is a corporation duly organized, validly existing and in good standing under the laws of Jamaica. Each of Encore and its Subsidiary has full corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease their respective properties and assets, and each of Encore and its Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualifications, other than any jurisdiction in which the failure so to qualify would not have a Material Adverse Effect on Encore and its Subsidiary taken as a whole. "Material Adverse Effect" shall mean, with respect to any party hereto, a material adverse effect on the business, operations, assets or financial condition of such party. Encore has prior to the date of this Agreement delivered or made available to HCAC accurate and complete copies of Encore's and its Subsidiary's Articles of Incorporation, as amended, and Bylaws (or similar governing documents), as in effect as of the date of this Agreement, certified by the Secretary of Encore or such Subsidiary, as the case may be.

         3.02. CAPITALIZATION. The authorized capital stock of Encore consists of 15,000,000 shares of Encore Common Stock and 5,000,000 shares of Encore Preferred Stock, of which 1,000,000 shares have been designated Series A Preferred Stock. As of the date hereof, there are 6,294,754 shares of Encore Common Stock, and 586,900 shares of Series A Preferred Stock issued and outstanding and 24 shares of Encore Common Stock and no shares of Encore Preferred Stock are held in Encore's treasury. All issued and outstanding shares of Encore Common Stock and Encore Preferred Stock are duly and validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except for preemptive rights of MVI AG pursuant to that certain Subscription Agreement dated April 1, 1992 (the "MVI Preemptive Rights") there are no preemptive rights affective or pertaining to any capital stock or the securities of Encore or its Subsidiary. All taxes, if any, related to the issuance or transfer of such shares have been timely paid. As of the date hereof, there were also outstanding options to purchase Encore Common Stock granted pursuant to Encore's 1992 Stock Option Plan, Encore's 1993 Distributor Stock Option Plan, Encore's 1993 Advisory Surgeon Stock Option Plan (each as amended through the date hereof) and through other stock option agreements (collectively, the "Stock Option Plans") to purchase an aggregate of 4,228,810 shares of Encore Common Stock. True and complete copies of each of the Stock Option Plans have been delivered to HCAC prior to the date hereof. The Encore Disclosure Schedule sets forth, with respect to each Stock Option Plan, the total number of shares of Encore Common Stock authorized as of the date of this Agreement for issuance pursuant to Existing Stock Options granted thereunder, each Existing Stock Option granted thereunder, the date of such grant, the number of shares for which such Existing Stock Option has been exercised, the number of shares for which such Existing Stock Option remains exercisable, and the exercise price of such Existing Stock Option. Except for the shares of Encore Common Stock and the Series A Preferred Stock identified above in this Section 3.02 as being issued and outstanding, the Existing Stock Options granted under the Stock Option Plans as disclosed in the Encore Disclosure Schedule, and the Encore Common Stock issued between the date hereof and the Effective Time under such Existing Stock Options, as of the date hereof, and as of the Effective Time, Encore does not and will not have outstanding any shares of capital stock or other ownership interest, any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other ownership interests, or any outstanding options, warrants, subscriptions, conversion, or other rights, Contracts or commitment of any character by which Encore is or may become bound to issue or sell any additional shares of capital stock or other ownership interests of Encore, or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing the right to acquire, any such shares or ownership interest. As of the date of this Agreement, except as disclosed above or on the Encore Disclosure Schedule, there are no, and as of the Effective Time, there will not be any Obligations of Encore or its Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in Encore or its Subsidiary. Except as set forth in the Encore Disclosure Schedule, there are no shareholders agreements, preemptive rights agreements, rights of first refusal or any other Contract that in any manner restricts, places conditions or gives any Person any rights as a result of, the issuance of Encore's capital stock that will survive the Effective Date. There are no voting trusts or other Contracts or understandings to which Encore or its Subsidiary is a party with respect to the voting of the capital stock of Encore or its Subsidiary. Encore has complied in all material respects with all applicable federal and state securities laws in connection with the issuance of all of the outstanding Encore Common Stock, Encore Preferred Stock and each Existing Stock Option.

         3.03. SUBSIDIARY. Except for Encore Orthopedics FSC, Ltd., a Jamaican corporation (the "Subsidiary"), Encore does not own or control any stock or other equity ownership interest (whether or not controlling) in any corporation, association, partnership, joint venture, limited liability company or other Person. The Subsidiary has no Assets or Obligations in excess of Twenty Thousand Dollars ($20,000). Except as set forth in the Encore Disclosure Schedule, all of the outstanding shares of capital stock and ownership interests of the Subsidiary are owned, legally, beneficially and of record by Encore, and are duly and validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of, and are not subject to, preemptive rights. None of the shares or other ownership interests of the Subsidiary owned or held by Encore, directly or indirectly, is subject to any Encumbrance of any kind. Except for shares of capital stock owned by Encore, the Subsidiary does not have outstanding any shares of capital stock or other ownership interests or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other ownership interests, nor are there outstanding any options, warrants, subscriptions, conversion or other rights, agreements or commitments of any character by which Encore or its Subsidiary is or may become bound to issue or sell any shares of capital stock or other ownership interests of the Subsidiary, or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any such shares or ownership interests. Except as set forth in the Encore Disclosure Schedule, there are no shareholders agreements, preemptive rights agreements, rights of first refusal or any other Contract that in any manner restricts, places conditions or gives any Person any rights as a result of the issuance of Subsidiary capital stock that will survive the Effective Date.

         3.04. AUTHORIZATION, ETC. Encore has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and under the Other Agreements (as hereinafter defined) to which it is a party. The execution and delivery of this Agreement by Encore and the Other Agreements (as hereinafter defined) to which it is a party, the performance by Encore of its obligations hereunder and thereunder, and the consummation by Encore of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Encore, and no other corporate proceeding on the part of Encore is necessary to authorize this Agreement or the Other Agreements to which it is a party, or to consummate the transactions contemplated hereby or thereby (other than the filing of the Articles of Merger and the approval of the Merger by the shareholders of Encore in accordance with applicable law). This Agreement has been duly and validly executed and delivered by Encore and is a valid and binding agreement of Encore, enforceable against Encore in accordance with its terms except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affection the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles. The Articles of Merger when executed and delivered pursuant hereto will be a valid and binding agreement of Encore, enforceable against Encore in accordance with its terms. Each of the Escrow Agreement, the Severance Agreement Amendments (as defined in Section 6.08 hereof), the Lock-Up Agreements (as defined in Section 6.04 hereof) and all other agreements and instruments contemplated herein or therein (collectively, the "Other Agreements"), when executed and delivered in accordance with the terms thereof, will, to the knowledge of Encore, be a valid and legally binding agreement of each party thereof (other than HCAC and Acquisition), enforceable against each such party in accordance with its terms except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affection the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

         3.05.   NO VIOLATION.

                 (a) Neither the execution and delivery of this Agreement or the Articles of Merger or Other Agreements by Encore nor the consummation by Encore of the transactions contemplated hereby or thereby nor compliance by Encore with any provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of Encore or its Subsidiary, (ii) assuming all the "Required Consents" (as defined in Section 3.05 of the Encore Disclosure Schedule) are obtained, with or without the giving of notice or the passage of time, or both, violate, or be in conflict with or constitute a default (or give rise to any right of termination, cancellation or acceleration) (each such event is referred to herein as a "Default") or require any Consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Permit, lease, deed of trust or other instrument, other Contract or obligation to which Encore or its Subsidiary is a party or by which Encore or its Subsidiary or any of their respective Assets may be bound, or (iii) violate any Judgment or Law to which Encore or its Subsidiary or any of their respective Assets is subject, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which in the aggregate are not likely to have a Material Adverse Effect on Encore.

                 (b) Neither Encore nor its Subsidiary is in violation of any term or provision of its Articles of Incorporation or Bylaws.

         3.06. GOVERNMENT APPROVALS. Except for (i) compliance with applicable federal and state securities laws, and (ii) the filing of the Articles of Merger as required by the TBCA, the execution, delivery and performance by Encore of this Agreement, the Articles of Merger and the Other Agreements and the consummation by Encore of the transactions contemplated hereby and thereby require no Consent of any governmental or regulatory authority, except for such Consents, the failure of which to give or obtain would not, in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of Encore to perform its obligations hereunder or to consummate the transactions completed hereby.

         3.07.   FINANCIAL STATEMENTS OF ENCORE; UNDISCLOSED LIABILITIES.

                 (a) Encore has heretofore delivered to HCAC: (i) consolidated balance sheets of Encore as of December 31, 1993, December 31, 1994 and December 31, 1995, and (ii) consolidated statements of operations, shareholders' equity and changes in financial position and cash flows of Encore for each of its three years then ended, audited by Price Waterhouse, L.L.P., whose reports thereon are included therewith. Such audited consolidated financial statements and the unaudited September 27, 1996 Encore Financial Statements (as defined in Section 7.02(j) hereof) fairly present the consolidated financial position of Encore and its Subsidiary as of the respective dates set forth therein, and the consolidated results of operations or the consolidated statements of cash flows of Encore and its Subsidiary for the respective periods or as of the respective dates therein referred to. Such audited consolidated financial statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as disclosed in the notes thereof (the "Encore Financial Statement Notes"), if any such disclosure). The audited financial statements for the periods ended December 31, 1994 and December 31, 1995, and the unaudited financial statements for the period ended September 27, 1996 reflect the pooling of interest accounting that resulted from the acquisition of Applied Osteo Systems, Inc. The audited consolidated balance sheet of Encore as of December 31, 1995, including the Encore Financial Statement Notes thereto, is hereinafter referred to as the "Encore Balance Sheet" and December 31, 1995 is hereinafter referred to as the "Encore Balance Sheet Date."

                 (b) Neither Encore nor its Subsidiary has any Obligation that, individually or in aggregate, is material, except for Obligations: (i) reflected on the Encore Balance Sheet, (ii) incurred in the ordinary course of business since the Encore Balance Sheet Date, (iii) listed on any Schedule to this Agreement or reflected in the Encore Financial Statement Notes, or (iv) incurred subsequent to the date hereof with the prior written consent of HCAC or as otherwise expressly permitted in this Agreement.

         3.08. CONDUCT SINCE DATE OF ENCORE BALANCE SHEET. Except as disclosed in the Encore Disclosure Schedule, none of the following have occurred since the Encore Balance Sheet Date:

                 (a) Any material adverse change in the financial condition, Assets, Obligations, capitalization, business, prospects, or operations of Encore or its Subsidiary, nor are there any circumstances, other than normal competitive circumstances, known to Encore or its Subsidiary that might result in such a change or such an effect;

                 (b) Any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Assets or the business of Encore or its Subsidiary;

                 (c) Any disposition, lease or Encumbrance of the Assets of Encore or its Subsidiary, or increase of indebtedness of or guaranteed by Encore or its Subsidiary other than in the ordinary course of business consistent with past practice; provided, however, that no such disposition, lease or Encumbrance, regardless of the consideration therefor, has been made between Encore or its Subsidiary and any of Encore's shareholders, directors, officers, agents, contractors, or employees (or any member of their respective families);

                 (d) Any settlement of any dispute involving a payment by Encore or its Subsidiary of an amount in excess of Five Thousand Dollars ($5,000); provided, however, that no such settlement, regardless of the payment involved, has been made between Encore or its Subsidiary, and any of the Encore's shareholders, directors, officers, agents, contractors, or employees (or any member of their respective families);

                 (e) Any grant of an increase in compensation or any authorization or payment of any bonus or other extraordinary benefit or the making of any advance (excluding advances for ordinary and necessary business expenses) or loan to any of Encore's or its Subsidiary's employees or any increase in, or any addition to, other benefits to which any of Encore's or any of its Subsidiary's employees may be entitled;

                 (f) Any transaction entered into or other action taken by Encore or its Subsidiary other than in the ordinary course of their businesses, except for the acquisition of Applied Osteo Systems, Inc. on the terms and conditions disclosed to HCAC; and

                 (g) Any Contract binding Encore or its Subsidiary to do or take any of the actions referred to in this Section 3.08.

         3.09. TITLE TO ASSETS. Encore and its Subsidiary have good and marketable title to all Assets identified on the Encore Balance Sheet and all other Assets used in their respective businesses (other than any Real Property). All of such Assets are owned by Encore or its Subsidiary free and clear of all Encumbrances. Encore and its Subsidiary own or lease all Assets needed by Encore and its Subsidiary in the operation of their respective businesses as presently conducted. No Person (other than security interests of lessors disclosed in the Encore Disclosure Schedule) has any valid right, claim or interest in or to any of such Assets.

         3.10. PROCEEDINGS AND JUDGMENTS. Neither Encore nor its Subsidiary is a party to, nor, to the best of the knowledge of Encore's officers, is there any threat of, any Proceeding of any nature against Encore or its Subsidiary or any of their respective Assets or seeking to prohibit the consummation of the Merger and the transactions contemplated hereby or which would materially impair the ability of Encore to perform its obligations hereunder. There are no Judgments of any nature in effect or outstanding against Encore or its Subsidiary or applicable to their respective businesses, Assets, or operations.

         3.11.   COMPLIANCE WITH LAWS, ETC.

                 (a) Neither Encore nor its Subsidiary is in violation of any Law or Judgment which violation, together with any other violations, in the aggregate, would have a Material Adverse Effect on Encore. Neither Encore nor its Subsidiary has received any claim or notice of any such violation.

                 (b) Without limiting the generality of paragraph (a) of this Section 3.11, during the tenancy of an Encore Party (as defined below) and, to the knowledge of Encore, prior to any such tenancy, there has not been any Environmental Condition (defined below) at or relating to any premises at which the respective businesses of Encore or its Subsidiary have been conducted, or at or relating to any property owned, leased or operated by Encore, its Subsidiary or any predecessor thereof (each an "Encore Party"). "Environmental Condition" means any condition or circumstance whether or not created by an Encore Party, at or relating to any such property or premises that is reasonably likely to (i) require abatement or correction under an Environmental Law (defined below), (ii) give rise to any civil or criminal Obligation or Judgment under any Environmental Law, or (iii) create a public or private nuisance, including, but not limited to, the presence of asbestos, PCBs, hazardous substances, radioactive waste or radon. "Environmental Law" means any Laws relating to the pollution or protection of the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

                 (c) Each of Encore and its Subsidiary has obtained and is in compliance in all material respects with all Permits that are required for the operation of its business as currently operated and the ownership of its Assets. All Permits are currently valid and in full force, and to Encore's knowledge, no revocation, cancellation or withdrawal thereof has been threatened. Encore and its Subsidiary have filed such timely and complete renewal applications as may be required with respect to its Permits, except where the failure to so file would not have a Material Adverse Effect.

         3.12. TAXES. Encore and its Subsidiary have duly filed all federal, state, local and foreign tax returns and reports required to be filed by them as of the date hereof and have paid and discharged (or established adequate reserves for the payment therefor) all federal, state, local and foreign taxes and Obligations which have become due and owing in respect of the Assets, income, franchises, licenses, sales and payroll of Encore and its Subsidiary pursuant to such returns and any assessments which have been received by them, the failure of which to pay, together with all other such failures, in the aggregate, would exceed Twenty Thousand Dollars ($20,000). No Internal Revenue Service audit or audit by the Texas Comptroller of Public Accounts (or any other state or governmental authority or agency) of Encore or its Subsidiary is pending or threatened, and the results of any completed audits are properly reflected in the Encore Balance Sheet. Encore has not granted, or been requested to grant, any extension to any taxing authority of the limitation period during which any tax liability may be asserted. All amounts required to be withheld by Encore and its Subsidiary from employees or collected for income taxes, social security taxes, unemployment insurance taxes and other employee withholding taxes have been so withheld or collected and either paid to the respective governmental agencies or set aside in accounts for such purposes. Encore has made adequate provisions in its consolidated financial statements, in conformity with generally accepted accounting principles, for taxes of Encore and its Subsidiary for all periods ending on or before the respective dates of such consolidated financial statements.

         3.13. LABOR RELATIONS. There are no Contracts with any labor union, other labor organization or labor representatives applicable to or covering the employees of Encore or its Subsidiary, nor are any discussions or negotiations in anticipation of any such agreement presently under way, nor does Encore know of any current or contemplated union organization efforts or negotiations, nor has there been any request made to enter any such negotiations or to hold any type of election relating to employer/employee relations or bargaining.
Neither Encore nor its Subsidiary has experienced and are not experiencing, work stoppages, slow downs, or other material interference with or impairment of their respective business by labor. Neither Encore nor its Subsidiary is a party to, involved in or, to Encore's knowledge, threatened by any material labor dispute or unfair labor charge. The Encore Disclosure Schedule contains the names of all current officers and directors of Encore and its Subsidiary.

         3.14.   ERISA; EMPLOYEE BENEFIT PLANS.

                 (a) The Encore Disclosure Schedule contains a complete list of all Employee Benefit Plans sponsored or maintained by Encore or its Subsidiary or under which Encore or its Subsidiary may be obligated. Encore has delivered to HCAC accurate and complete (i) copies of all Employee Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts; (ii) detailed summaries of all unwritten Employee Benefit Plans; (iii) copies of the most recent financial statements and actuarial reports with respect to all Employee Benefit Plans for which financial statements or actuarial reports are required or have been prepared; and (iv) copies of all annual reports for all Employee Benefit Plans (for which annual reports are required) prepared since Encore's inception. Each Employee Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Employee Benefit Plans in the Encore Disclosure Schedule.

                 (b) All Employee Benefit Plans listed in the Encore Disclosure Schedule conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable Laws.

                 (c) Any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes or unrelated business income under the Code or ERISA with respect to any such Employee Benefit Plan.

                 (d) Encore and its Subsidiary do not have a defined benefit plan subject to Title IV of ERISA and do not have a current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA). Encore and its Subsidiary have no liability with respect to any Employee Benefit Plan (as defined in Section 3(3) of ERISA) other than with respect to the Employee Benefit Plans listed on the Encore Disclosure Schedule.

                 (e) There are no pending or, to Encore's knowledge, threatened Proceedings by or on behalf of any Employee Benefit Plan listed on the Encore Disclosure Schedule, or by or on behalf of any individual participants or beneficiaries of any such Employee Benefit Plan, alleging any breach of fiduciary duty on the part of Encore or its Subsidiary or any of their officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to Encore's knowledge, any basis for any such Proceeding. To Encore's knowledge, the Employee Benefit Plans listed on the Encore Disclosure Schedule are not the subject to any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                 (f) No former or present employee of Encore or its Subsidiary has any claim against Encore or its Subsidiary (whether under federal or state law, any employment agreement or otherwise) on account of or for: (i) overtime pay; (ii) wages or salary for any period; (iii) vacation, time off or pay in lieu of vacation or time off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any Proceeding against Encore or its Subsidiary arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices, sexual harassment or occupational safety and health standards.

         3.15. INTELLECTUAL PROPERTY. Encore and its Subsidiary own and have the right to use, or have a license to use, all patents, trademarks, trade names, logos, commercial symbols, service marks, copyrights, software, trade secrets and know-how used in their respective businesses (the "Intellectual Property"). All such Intellectual Property is owned or licensed by Encore or its Subsidiary, and Encore and its Subsidiary (as the case may be) have the right to use such Intellectual Property, free and clear of all Encumbrances, equities and other adverse claims. No such item of Intellectual Property (i) is infringed or, to Encore's knowledge, has been challenged or threatened in any material respect; (ii) to Encore's knowledge, infringes or has been alleged to infringe any similar property right of any third party; or (iii) has been or is now involved in any opposition, invalidation or cancellation Proceeding (nor, to Encore's knowledge, is any such Proceeding threatened with respect to any such item). Encore is not aware of any patent, trademark, copyright or application therefor of any third party that potentially infringes upon any Intellectual Property.

The Encore Disclosure Schedule lists all patents, trademarks owned by Encore and licenses for patents and trademarks that Encore has an interest in.

         3.16. ACCOUNTS RECEIVABLE. The Accounts Receivable of Encore and its Subsidiary are bona fide Accounts Receivable created in the ordinary course of business and Encore is aware of no reason why Accounts Receivable are not good and collectable within periods of time normally prevailing in the orthopedic products industry at the recorded amounts thereof, subject to the allowance for doubtful Accounts Receivable that is included in the Encore Balance Sheet. To the best of Encore's knowledge, no Account Receivable is subject to any claim for reduction, counterclaim, set off, recoupment or other claim for credit by the obligor thereof.

         3.17. INVENTORY. All items of Inventory of Encore and its Subsidiary consist of items of quality and quantity usable or salable in the ordinary course of business of Encore, subject to (i) changes in price levels as a result of economic and market conditions and (ii) reserves reflected in the Encore Balance Sheet for obsolete and discontinued items. To the best of Encore's knowledge, the values at which such Inventory is carried by Encore reflect a normal Inventory valuation policy consistent with prior Inventory valuations, stating Inventory at the lower of cost or market, on a first-in, first-out basis.
         3.18. BOARD RECOMMENDATION. By a vote of the directors present at a meeting of Encore's Board of Directors (which meeting was duly called and held and at which a quorum was present at all times), the Board of Directors of Encore (i) approved and adopted this Agreement, including the Merger and the other transactions contemplated herein, and determined that the Merger is fair to the shareholders of Encore, and (ii) resolved to recommend approval and adoption of this Agreement, including the Merger and the other transactions contemplated herein, by the shareholders of Encore.

         3.19. PROXY MATERIALS; S-4 REGISTRATION STATEMENT. At the time the S-4 Registration Statement becomes effective and at the date the Definitive Proxy Statement is mailed to the HCAC and Encore stockholders, the S-4 Registration Statement will comply, as to form, in all material respect with the requirements of the 1933 Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the Definitive Proxy Statement will comply in all material respect with the applicable provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and at the time the S-4 Registration Statement becomes effective, at the date the Definitive Proxy Statement is mailed to HCAC and Encore stockholders, at the time of the Special Meetings, and at the Closing Date, the S-4 Registration Statement as amended or supplemented by any amendment or supplement filed with the SEC by HCAC and the Definitive Proxy Statement included therein, as amended or supplemented by any amendment or supplement filed with the SEC, will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 3.19 shall apply to statements in or omissions from the S-4 Registration Statement or Definitive Proxy Statement included therein made in reliance upon and in conformity with information furnished by HCAC for use in the S-4 Registration Statement or Definitive Proxy Statement. Encore, promptly after becoming aware of any statement or omission which renders the representations and warranties set forth in the preceding sentence not true and correct, will advise

HCAC and cooperate with HCAC to amend, supplement or revise such material in order to make the representation and warranty described in the preceding sentence true and correct at all times up to and at the Effective Time.

         3.20. RELATED PARTY TRANSACTIONS. No director, officer or affiliate of Encore or its Subsidiary has borrowed any moneys from, has an indebtedness or other similar obligations to Encore or its Subsidiary, or to the best of Encore's knowledge, is a party to any Contract relating to the voting or disposition of Encore Common Stock, and neither Encore nor its Subsidiary is a party or subject to any contract in which any officer, director or stockholder of Encore or its Subsidiary has an interest, direct or indirect, and there does not exist any commitment or liability of Encore or its Subsidiary to pay any remuneration or other consideration to any such officer, director or shareholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

         3.21. REAL PROPERTY. Neither Encore nor its Subsidiary owns any Real Property. The Encore Disclosure Schedule sets forth an accurate and complete list of each lease or sublease of Real Property to which Encore or its Subsidiary is a party or by which Encore or its Subsidiary may be bound, and a description of the Real Property leased thereunder. With respect to each lease or sublease described on the Encore Disclosure Schedule: (i) Encore has been in peaceful possession of the property leased thereunder and neither Encore nor, to Encore's knowledge, the landlord is in default thereunder; (ii) no waiver, indulgence or postponement of any of the Obligations thereunder has been granted by the lessee or lessor thereunder; and (iii) there exists no event, occurrence, condition, or act known to Encore that upon notice or lapse of time would be or become a Default thereunder.

         3.22.   CONTRACTS.

                 (a) The Encore Disclosure Schedule lists each Contract of the following types to which Encore or its Subsidiary is a party, or by which it is bound, except for (x) any Contract that may be terminated by Encore or its Subsidiary on not more than 30 days' notice without any liability, and (y) any Contract, irrespective of duration, under which the executory obligation of Encore or its Subsidiary involves an amount of less than $50,000 (such excepted Contracts referred to in clauses (x) and (y) are referred to collectively as "Minor Contracts" and such included Contracts are referred to collectively as "Material Contracts"):

                          (1)     Contracts with any present shareholder,
director, officer, employee or partner of Encore or its Subsidiary thereof;

                          (2)     Any notes, debentures, bonds, conditional
sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money, agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other person or entity;

                          (3)     Any Contracts calling for payments thereunder
by Encore or its Subsidiary under which any liens, mortgages, security interests or other encumbrances exist with respect to any assets of Encore or its Subsidiary; and

                          (4)     Any other Contracts that constitute material
contracts, as described in Item 601(b)(10) of Regulation S-K.

                 (b) Neither Encore nor its Subsidiary is in Default under any Contract, which Default could, together with all other such Defaults, result in a Material Adverse Effect. Neither Encore nor its Subsidiary has received any communication from, or given any communication to, any other party indicating that either Encore or the Subsidiary or such other party, as the case may be, is in Default under any Contract where such Default could, together with all other such Defaults, have a Material Adverse Effect.

         3.23. PREVIOUS SALES; WARRANTIES. Encore and its Subsidiary have not breached any implied or express warranties in connection with the sale or distribution of goods sold by either of them, except for breaches that, individually or in the aggregate, would not have a Material Adverse Effect. There are no known defects in the design of, or technology embodied in, any product that Encore or its Subsidiary currently markets or has marketed in the past except for defects that, in the aggregate, would not have a Material Adverse Effect.

         3.24. INSURANCE. The Encore Disclosure Schedule lists all policies or binders of insurance held by or on behalf of Encore or its Subsidiary or relating to their respective businesses. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have been a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder than has been received by Encore or its Subsidiary. Except as disclosed on the Encore Disclosure Schedule, there are no pending claims against such insurance. Such insurance provides coverage in an usual and customary for the businesses engaged in by Encore.

         3.25. CORPORATE RECORDS. The respective minute books of Encore and its Subsidiary contain correct and current copies of their articles of incorporation and bylaws and of all minutes of meetings, resolutions and other proceedings of their boards of directors (and committees thereof) and shareholders. The stock record books of Encore and its Subsidiary are correct and current.

         3.26. DISTRIBUTORS, CUSTOMERS OR SUPPLIERS. Encore is not aware that any major distributor, customer or supplier to or of Encore or its Subsidiary intends to cease doing business, or to alter materially the amount of business done, with Encore or its Subsidiary.

         3.27. REPRESENTATIONS. The representations and warranties of Encore contained in this Agreement, disregarding all qualifications and exceptions herein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions relating to materiality or Material Adverse Effect as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

         3.28. CERTAIN FEES. Neither Encore nor its Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF HCAC AND ACQUISITION

         Except for exclusions to a representation or warranty made herein as set forth in the HCAC Disclosure Schedule dated as of the date of this Agreement (the "HCAC Disclosure Schedule") and delivered to Encore prior to the execution of this Agreement or as updated pursuant to the provisions of Section 6.02(d) hereof or as otherwise disclosed in the HCAC Disclosure Documents (as defined in Section 4.08 hereof), HCAC and Acquisition hereby represent and warrant to Encore as follows:

         4.01. CORPORATE ORGANIZATION, ETC. HCAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of HCAC and Acquisition has full corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease their respective properties and assets, and each of HCAC and Acquisition is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification, other than jurisdiction in which the failure so to qualify would not have a Material Adverse Effect. HCAC has heretofore delivered or made available to Encore accurate copies of HCAC's and Acquisition's Certificate or Articles of Incorporation and Bylaws as in effect as of the date of this Agreement, certified by the Secretary of HCAC.

         4.02. CAPITALIZATION. The authorized capital stock of HCAC consists of 20,000,000 shares of common stock, par value $0.001 per share (previously defined as HCAC Common Stock) and 1,000,000 shares of preferred stock, par value $0.001 per share (the "HCAC Preferred Stock"). As of the date hereof, there were issued and outstanding 2,100,000 shares of HCAC Common Stock and no shares of HCAC Preferred Stock were issued and outstanding and no shares of HCAC Common Stock were held in HCAC's treasury. All issued and outstanding shares of HCAC Common Stock are duly and validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of, and are not subject to, preemptive rights. Except for the issuance of the HCAC $7.00 Warrants, the Existing Options that will be exercisable for HCAC securities after the Effective Time, and any options issuable pursuant to any agreement approved in writing by Encore prior to the Effective Time, there are no other shares of capital stock of HCAC, or securities convertible into or exchangeable or exercisable for shares of capital stock of HCAC, outstanding, and the HCAC Disclosure Schedule lists all outstanding options, warrants, rights, agreements or commitments of any character by which HCAC is bound to issue or sell any additional shares of capital stock of HCAC, or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire any such shares.
As of the date of this Agreement, and as of the Effective Time there will not be, any outstanding contractual obligations of HCAC to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in HCAC, except for the Conversion Rights. There are no voting trusts or other agreements or understandings to which HCAC is a party with respect to the voting of the capital stock of HCAC.

         4.03. SUBSIDIARIES. Other than Acquisition, HCAC does not own any shares of capital stock or other ownership interests in any other corporation, and owns no joint venture or partnership interests or other equity or ownership interest in any partnership, joint venture, limited liability company or other entity of any nature.

         4.04. AUTHORIZATION, ETC. Each of HCAC and Acquisition has the necessary corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder and under the Other Agreements to which it is a party. The execution and delivery of this Agreement by HCAC and Acquisition, the performance by HCAC and Acquisition of their respective obligations hereunder and thereunder, and the consummation by HCAC and Acquisition of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of HCAC and Acquisition, and no other corporate proceeding on the part of HCAC or Acquisition is necessary to authorize this Agreement, the Other Agreements or to consummate the transactions contemplated hereby or thereby (other than the filing of the Articles of Merger and the approval of the Merger and the actions set forth in
Section 6.05 hereof by the stockholders of HCAC in accordance with HCAC's Certificate of Incorporation and applicable law). This Agreement has been duly and validly executed and delivered by HCAC and Acquisition and constitutes valid and binding agreements of HCAC and Acquisition, enforceable against them in accordance with their respective terms except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles. The Articles of Merger when executed and delivered pursuant hereto will be a valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

         4.05.   NO VIOLATION.

                 (a) Neither the execution and delivery of this Agreement or the Other Agreements by HCAC and Acquisition or the Articles of Merger by Acquisition nor the consummation of the transactions contemplated hereby and thereby by HCAC or Acquisition nor compliance by HCAC and Acquisition with any provisions hereof or thereof, will
(i) conflict with or result in any breach of any provision of their respective Certificates of Incorporation of HCAC or Acquisition, (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with or constitute a default (or give rise to any right of, termination, cancellation or acceleration) or require any Consent under any of the terms, conditions or provisions of any note, bond, mortgage, license, Permit, indenture, lease deed of trust or other instrument, other Contract or obligation to which HCAC or Acquisition is a party or by which HCAC or Acquisition or any of their respective Assets may be bound, or (iii) violate any Judgment or Law to which HCAC or Acquisition or any of their respective Assets is subject, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which in the aggregate are not likely to have a Material Adverse Effect.

                 (b) Neither HCAC nor Acquisition is in violation of any term or provision of its Certificate (or Articles) of Incorporation or Bylaws except any such violation which would not have a Material Adverse Effect on HCAC or Acquisition.

         4.06. GOVERNMENT APPROVALS. Except (i) compliance with applicable federal and state securities laws and (ii) the filing of the Articles of Merger as required by the TBCA, the execution, delivery and performance by HCAC and Acquisition of this Agreement, the Articles of Merger and the Other Agreements and the consummation by HCAC and Acquisition of the transactions contemplated hereby and thereby require no Consent of any governmental or regulatory authority be obtained or made by HCAC or Acquisition, except for such Consents, the failure of which to give or obtain would not, in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of HCAC and Acquisition to perform their obligations hereunder or to consummate the transactions completed hereby.

         4.07.   FINANCIAL STATEMENTS OF HCAC; UNDISCLOSED LIABILITIES.

                 (a) HCAC has heretofore delivered to Encore: (i) balance sheets of HCAC as of December 31, 1995 and March 13, 1996 and statements of operations, shareholders' equity and cash flows of HCAC for the period then ended, audited for the periods from March 21, 1995 (inception) to December 31, 1995, January 1, 1996 to March 13, 1996, and March 21, 1995 to March 13, 1996 by
Richard A. Eisner & Company, L.L.P., whose report thereon is included therewith. Such audited financial statements fairly present the financial position of HCAC as of the respective dates set forth therein, or the results of operations and the consolidated statement of cash flows of HCAC for the respective periods therein referred to. Such audited financial statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except as disclosed in the notes thereof ("HCAC Financial Statement Notes"), if any such disclosure). The balance sheet of HCAC as of March 13, 1996 including any HCAC Financial Statement Notes thereto is hereinafter referred to as the "HCAC Balance Sheet" and March 13, 1996 is hereinafter referred to as the "HCAC Balance Sheet Date."

                 (b) Neither HCAC nor Acquisition has any Obligations that, individually or in the aggregate is material, except for Obligations (i) reflected on the HCAC Balance Sheet, (ii) incurred in the ordinary course of business since the HCAC Balance Sheet Date, (iii) listed on any Schedule to this Agreement, or (iv) incurred subsequent to the date hereof with the prior written consent of Encore or as otherwise expressly permitted in this Agreement.

         4.08. HCAC DISCLOSURE DOCUMENTS. HCAC has filed all required forms, reports, statements, schedules and other documents with the SEC since March 8, 1996 (collectively, the "HCAC Disclosure Documents"). HCAC has furnished to Encore its Registration Statement on Form S-1 (No. 33-92854), including a final prospectus dated March 8, 1996 and the Exhibits to such Registration Statement, its Annual Report on Form 10-K for the period ended December 31, 1995 and the Exhibits thereto, its Quarterly Reports on Form 10-Q for the periods ended September 30, 1995, March 31, 1996 and June 30, 1996 and the Exhibits thereto, and its March 13, 1996 Report Form 8-K and the Exhibits thereto, all of which are part of the HCAC Disclosure Documents. Each of such HCAC Disclosure Documents, at the time it was filed, complied in all material respects with all applicable requirements of the 1933 Act and the Exchange Act, and with the forms, rules and regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except where such non- compliance would not have a Material Adverse Effect.

         4.09. ABSENCE OF ENCUMBRANCES. Except for cash expended by HCAC since the HCAC Balance Sheet Date and restrictions on the use of the proceeds of the Trust Fund, as disclosed in the Disclosure Documents, HCAC owns all Assets and property (real and personal) and leaseholds of every kind and nature pertaining to it reflected in the HCAC Balance Sheet at the HCAC Balance Sheet Date, free and clear of all Encumbrances of any kind or character, and has good and marketable title to such Assets, free and clear of any Encumbrances.

         4.10. PROCEEDINGS AND JUDGMENTS. Neither HCAC nor Acquisition is a party to, nor, to the best of the knowledge of HCAC's officers, is there any threat of, any Proceeding of any nature, against HCAC or Acquisition or any of their respective Assets or seeking to prohibit the consummation of the Merger and the transactions contemplated hereby or which would materially impair the ability of HCAC or Acquisition to perform their obligations hereunder. There are no Judgments of any nature in effect or outstanding against HCAC or Acquisition or applicable to their respective businesses, Assets or operations.

         4.11. COMPLIANCE WITH LAWS, ETC. Neither HCAC nor Acquisition is in violation of any applicable Law or Judgment which violation, together with any other violations, in the aggregate, would have a Material Adverse Effect. Neither HCAC nor Acquisition has received any claim or notice of any such violation.

         4.12. TAXES. HCAC has duly filed all federal, state, local and foreign tax returns and reports required to be filed by it as of the date hereof and has paid and discharged (or established adequate reserves for the payment therefor) all federal, state, local and foreign taxes and Obligations which have become due and owing in respect of the Assets, income, franchises, licenses, sales and payroll of HCAC pursuant to such returns and any assessments which have been received by it, the failure of which to pay, together with all such other failures, in the aggregate, would exceed Twenty Thousand Dollars ($20,000). No Internal Revenue Service audit or audit by any other state or governmental authority or agency of HCAC is pending or threatened, and the results of any completed audits are properly reflect in the HCAC Balance Sheet. HCAC has not granted, or been requested to grant, any extension to any taxing authority of the limitation period during which any tax liability may be asserted. All amounts required to be withheld by HCAC from employees or collected for income taxes, social security taxes, unemployment insurance taxes and other employee withholding taxes have been so withheld or collected and either paid to the respective governmental agencies or set aside in accounts for such purposes. HCAC has made adequate provisions in its financial statements, in conformity with generally accepted accounting principles, for all taxes of HCAC for all periods ending on or before the respective dates of such financial statements.

         4.13. LABOR RELATIONS. There are no Contracts with any labor union, other labor organization or labor representatives applicable to or covering the employees of HCAC, nor are any discussions or negotiations in anticipation of any such agreement presently under way, nor does HCAC know of any current or contemplated union organization efforts or negotiations, nor has there been any request made to enter any such negotiations or to hold any type of election relating to employer/employee relations or bargaining. HCAC has not experienced and is not experiencing, work stoppage, slow downs, or other material interference with or impairment of its business by labor. HCAC is not a party to, involved in or, to HCAC's knowledge, threatened by, any labor dispute or unfair labor charge, the existence of which would have a Material Adverse Effect. The HCAC Disclosure Schedule contains the names of all current officers and directors of HCAC and Acquisition.

         4.14. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as disclosed in the HCAC Disclosure Schedule or in the Disclosure Documents, since the HCAC Balance Sheet Date, HCAC has conducted its business in all material respects only in the usual and ordinary course, and since the HCAC Balance Sheet Date, there has not been any material adverse change in the business, results of operations or financial condition of HCAC, nor has there occurred any declaration or payment in respect of HCAC's shares of capital stock by way of dividends, purchase or redemption of shares or otherwise.

         4.15. CERTAIN FEES. Except as set forth in Section 5.02(a) hereof, neither HCAC nor Acquisition has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

         4.16. BOARD RECOMMENDATIONS. By a vote of the directors present at a meeting of HCAC's Board of Directors (which meeting was duly called and held and at which a quorum was present at all times), the Board of Directors of HCAC
(i) approved and adopted this Agreement, including the Merger and the other transactions contemplated herein, subject to the receipt of the Fairness Opinion, and (ii) resolved to recommend approval and adoption of this Agreement, including the Merger and the other transactions contemplated herein, by the shareholders of HCAC, subject to HCAC's receipt of the Fairness Opinion described in Section 7.02(g) hereof.

         4.17. TRUST FUNDS; LIQUIDATION. As of the date hereof and at the Effective Time, HCAC has and will have no less than $8,600,000 invested in government securities in the Trust Fund. A true and correct copy of the Investment Management Trust Agreement dated March 8, 1996 between the Trustee and HCAC, which provides for the terms and conditions upon which the trust proceeds shall be released has been made available for review by Encore.

         4.18.   [INTENTIONALLY OMITTED]

         4.19. BENEFIT PLANS. HCAC does not maintain or contribute to any Employee Benefit Plan.

         4.20. S-4 REGISTRATION STATEMENT. At the time the S-4 Registration Statement becomes effective and at the date the Definitive Proxy Statement is mailed to the HCAC and Encore stockholders, the S-4 Registration Statement will comply as to form in all material respects with the applicable provisions of the 1933 Act and the rules and regulations of the SEC promulgated thereunder, and the Definitive Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and at the time the S-4 Registration Statement becomes effective, at the date the Definitive Proxy Statement is mailed to HCAC and Encore stockholders, at the time of the Special Meetings, and at the Closing Date, the S-4 Registration Statement as amended or supplemented by any amendment or supplement filed with the SEC by HCAC and the Definitive Proxy Statement included therein, as amended or supplemented by any amendment or supplement filed with the SEC, will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 4.20 shall apply to statements in or omissions from the S-4 Registration Statement or Definitive Proxy Statement included therein made in reliance upon and in conformity with information furnished by Encore for use in the S-4 Registration Statement or Definitive Proxy Statement. HCAC, promptly after becoming aware of any statement or omission which renders the representations and warranties set forth in the preceding sentence not true and correct, will amend, supplement or revise such material in order to make the representation and warranty described in the preceding sentence true and correct at all times up to and at the Effective Time.

         4.21. AS TO ACQUISITION. Acquisition is a recently formed wholly-owned subsidiary of HCAC with no material assets or liabilities or employees.

         4.22. VOTE REQUIRED. The only vote of the holders of any class or series of capital stock of HCAC necessary to approve this Agreement and the Merger is the affirmative vote cast by holders of a majority of the outstanding shares of HCAC Common Stock, provided that HCAC will not be permitted to consummate this Agreement or the Merger if the aggregate number of shares of HCAC

Common Stock held by the Public Stockholders (as defined in the Disclosure Documents) who cast votes against this Agreement and the Merger equals or exceeds 20% of the number of shares of HCAC Common Stock held by all Public Stockholders as of the date of this Agreement and exercise their Conversion Rights.

         4.23. RELATED PARTY TRANSACTIONS. Except as disclosed in this Agreement or the Disclosure Documents, no director, officer or affiliate of HCAC or Acquisition has borrowed any moneys from, has any indebtedness or other similar obligations to, HCAC or Acquisition or to the best of HCAC's knowledge, is a party to any Contract relating to the voting or disposition of HCAC Common Stock, and neither HCAC nor Acquisition is a party or subject to any contract in which any officer, director or stockholder of HCAC has an interest, direct or indirect, and there does not exist any commitment or liability of HCAC or Acquisition to pay any remuneration or other consideration to any such officer, director or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

         4.24. STATE TAKEOVER STATUTES. The Board of Directors of HCAC has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "GCL"). To the best of HCAC's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         4.25.   [INTENTIONALLY OMITTED].

         4.26. REAL PROPERTY. The HCAC Disclosure Schedule lists all real property that is owned or leased by HCAC and used in its business.

         4.27.   CONTRACTS.

                 (a) The HCAC Disclosure Schedule and the HCAC Disclosure Documents list each Contract of the following types to which HCAC is a party, or by which it is bound, except for (x) any Contract that may be terminated by HCAC on not more than 30 days' notice without any liability, and (y) any Contract, irrespective of duration, under which the executory obligation of HCAC involves an amount of less than $50,000 (such excepted Contracts referred to in clauses
(x) and (y) are referred to collectively as "Minor Contracts" and such included Contracts are referred to collectively as "Material Contracts"):

                          (1)     Contracts with any present shareholder,
director, officer, employee or partner of HCAC or any affiliate thereof;

                          (2)     Any notes, debentures, bonds, conditional
sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other

Contracts for the borrowing or lending of money, agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other person or entity;

                          (3)     Any Contracts calling for payments thereunder
by HCAC under which any liens, mortgages, security interests or other encumbrances exist with respect to any assets of HCAC; and

                          (4)     Any other contracts that constitute material
contracts as described in Item 601(b)(10) of Regulation S-K.

                 (b) To HCAC's knowledge, HCAC is not in Default under any Contract which default could, together with all such other Defaults, result in a Material Adverse Effect. HCAC has not received any communication from, or given any communication to, any other party indicating that HCAC or such other party, as the case may be, is in Default under any Contract where such Default could, together with all other such Defaults, have a Material Adverse Effect.

         4.28. INSURANCE. The HCAC Disclosure Statement lists all policies or binders of insurance held by or on behalf of HCAC or relating to its business. To HCAC's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewable or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by HCAC.

         4.29. CORPORATE RECORDS. The respective minute books of HCAC and Acquisition contain correct and current copies of their Certificate of Incorporation and bylaws and of all minutes of all minutes of meetings, resolutions and other proceedings of their boards of directors and stockholders. The stock record book of Acquisition is correct and current. The stock records of HCAC are maintained by the Exchange Agent and Encore has been furnished a true and correct copy of such records as of September 30, 1996.

         4.30. REPRESENTATIONS. The representations and warranties of HCAC and Acquisition contained in this Agreement, disregarding all qualifications and exceptions herein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions relating to materiality or Material Adverse Effect as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE V

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

         5.01. CONDUCT OF BUSINESS BY ENCORE. During the period from the date of this Agreement to the Effective Time, and except as otherwise specifically contemplated in this Agreement or consented to or approved by HCAC in writing, Encore hereby covenants and agrees as follows:

                 (a) REGULAR COURSE OF BUSINESS. Encore and its Subsidiary shall each conduct their respective operations in all material respects only in the ordinary course of business, substantially consistent with past practice, and neither Encore nor its Subsidiary shall engage in any transaction or activity, enter into any agreement or make an commitment except in the ordinary course of business.

                 (b) AMENDMENTS. No change or amendment shall be made in the Articles of Incorporation, Bylaws or other governing instruments of Encore or its Subsidiary or to any Material Contracts, to which Encore or its Subsidiary is a party or by which Encore or its Subsidiary is bound, except for the Severance Agreement Amendments.

                 (c) CAPITAL CHANGES. Except for the issuance of stock options at an exercise price of $5.00 or more to distributors or surgeons within the limits (as of the date of this Agreement) of the Designing Surgeon Option Program, the 1993 Distributor Stock Option Plan and the 1993 Advisory Surgeon Stock Option Plan, neither Encore nor its Subsidiary shall authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree to commit to issue, sell, pledge or deliver (whether through issuance or granting of options, warrants, commitments, subscriptions, right to purchase or otherwise) any stock of any class of, or any other interest in, Encore or its Subsidiary or any securities convertible into or exercisable or exchangeable for such stock or interest (other than issuances as may be required as a result of the conversion of outstanding shares of Encore Preferred Stock or the exercise of any Existing Stock Options), nor shall Encore split, combine or reclassify any shares of its capital stock.

                 (d) DIVIDENDS; REDEMPTIONS. Encore shall not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock of Encore, nor shall Encore directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except prior to the Effective Time, Encore may declare and pay any or all of the accumulated dividends on the Encore Preferred Stock.

                 (e) SUBSIDIARIES. Neither Encore nor its Subsidiary shall organize any new subsidiary, acquire any capital stock or other equity securities of any other corporation or acquire any direct or indirect equity interest in any Person.

                 (f) ORGANIZATION. Encore shall use all reasonable efforts to preserve, and to cause its Subsidiary to preserve, in all material respects its respective corporate existence and business organization, and its existing Assets, rights, privileges and franchisees intact and to preserve its material relationships with its respective officers, employees, suppliers, customers and others having business relations with it.

                 (g) CERTAIN CHANGES. Except in the ordinary course consistent with past practice, Encore shall not, and shall not permit its Subsidiary to waive any material right or incur any material liability, including, without limitation, the issuance of any debt securities or the assumption, guarantee or endorsement of the obligations of any other individual.

                 (h) EMPLOYEE BENEFIT PLANS. Except as may be required under existing written arrangements disclosed to HCAC prior to the date of this Agreement and except for immaterial changes or changes required by Law, neither Encore nor its Subsidiary shall adopt or amend any Employee Benefit Plan, or, except in the ordinary course of business substantially consistent with past practices, grant, or become obligated to grant, any general increase in the compensation of officers or employees (including any such increase pursuant to any Employee Benefit Plan) or any increase in the compensation payable or to become payable to any officer, or institute any new Employee Benefit Plan, make any changes in any employment agreement or written agreement (except the Severance Agreement Amendments) or, except in the ordinary course of business substantially consistent with past practices enter into any employment or similar agreement or arrangement with any officer or employee.

                 (i) NO ACQUISITIONS. Neither Encore nor its Subsidiary shall acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of properties or assets of any other individual or entity.

                 (j) SALE OF ASSETS OUTSIDE ORDINARY COURSE. Neither Encore nor its Subsidiary shall sell, lease, transfer, dispose or subject to any Encumbrance of any Assets outside the ordinary course of business substantially consistent with past practice, except as may related to office furniture or equipment leases in connection with the relocation of Encore's facilities to its new facility or any assets which in the aggregate are material to Encore and its Subsidiary taken as a whole, or enter into any material Contract or transaction outside the ordinary course of business substantially consistent with past practice.

                 (k) LIQUIDITY. Neither Encore nor its Subsidiary shall take any action, or omit to take any action that would have the effect of materially decreasing the liquidity or availability of Encore's current Assets as of the date of this Agreement, or invest any funds not used by Encore for working capital purposes between the date of this Agreement and the Effective Time in any investment other than direct obligations of or instruments guaranteed by the United Sates of America having a maturity of not more than one year; provided, however, that Encore shall not dispose of any marketable equity securities.

                 (l) OTHERS. Neither Encore nor its Subsidiary shall take any action which would make any representation or warranty contained in Article III of this Agreement untrue or incorrect in any material respect.

         5.02. CONDUCT OF BUSINESS BY HCAC. During the period from the date of this Agreement to the Effective Time, and except as otherwise specifically contemplated in this Agreement or consented to or approved by Encore in writing, HCAC hereby covenants and agrees as follows:

                 (a) REGULAR COURSE OF BUSINESS. HCAC and Acquisition shall each conduct their respective operations in all material respect only in the ordinary course of business, substantially consistent with past practice, and neither HCAC nor Acquisition shall engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business. The parties agree that, subject to receiving the consent of Encore, HCAC may enter into an agreement (the "Investment Banking Services Agreement") with an investment banking firm to provide the Fairness Opinion described in Section 7.02(g) hereof and additional investment advisory services subsequent to the Effective Time, and that although the fee paid for the Fairness Opinion will be considered an "account payable" for purposes of
Section 2.01(c) hereof if unpaid at the Effective Time, any other consideration to be paid thereunder shall not be deemed an account payable for purposes of
Section 2.01(c).

                 (b) AMENDMENTS. No change or amendment shall be made in the Certificate (or Articles) of Incorporation, Bylaws or other governing instruments of HCAC or Acquisition or to any Material Contracts to which HCAC or Acquisition is a party or by which HCAC or Acquisition is bound.

                 (c) CAPITAL CHANGES. Except as permitted in the Investment Banking Services Agreement, neither HCAC nor Acquisition shall authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell pledge or deliver (whether through issuance of granting of options, warrants, commitments, subscriptions, right to purchase or otherwise) any stock of any class of HCAC or Acquisition or any securities convertible into or exercisable or exchangeable for shares of stock of any class of HCAC or Acquisition (other than issuances as may be required as the result of the exercise of warrants to purchase HCAC Common Stock outstanding as of the date hereof), nor shall HCAC or Acquisition split, combine or reclassify any of its shares or any other securities, or make any other changes in its capital structure.

                 (d) DIVIDENDS; REDEMPTIONS. HCAC shall not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock of HCAC, nor shall HCAC directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except as may be required pursuant to the Conversion Rights.

                 (e) SUBSIDIARIES. Neither HCAC nor Acquisition shall organize any new subsidiary, acquire any capital stock or other equity securities of any other corporation or acquire any direct or indirect equity interest in any business.

                 (f) ORGANIZATION. HCAC shall use its reasonable efforts to preserve, and to cause Acquisition to preserve, in all material respects its respective corporate existence and business organization, and its existing rights, privileges and franchises intact and to preserve its material relationships with its respective officers, employees, suppliers, customers and others having business relations with it.

                 (g) CERTAIN CHANGES. HCAC shall not, and shall not permit Acquisition to incur any material liability, including, without limitation, the issuance of debt securities or the assumption, guarantee or endorsement of the obligations of any other individual.

                 (h) EMPLOYEE PLANS. Except as may be required under existing arrangements and except for immaterial changes or changes required by law, neither HCAC nor Acquisition shall adopt or amend any Employee Benefit Plans, or grant, or become obligated to grant, any general increase in the compensation of officers or employees (including any such increase pursuant to any Employee Benefit Plan) or any increase in the compensation payable or to become payable to any officer, institute any new employee benefit, welfare program or Employee Benefit Plan, make any change in any Employee Benefit Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any officer.

                 (i) NO ACQUISITIONS. Neither HCAC nor Acquisition shall acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of properties or assets of any other individual or entity.

                 (j) SALE OF ASSETS OUTSIDE ORDINARY COURSE. Neither HCAC nor Acquisition shall sell, lease, transfer or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to HCAC, or enter into any material commitment or transaction outside the ordinary course of business.

                 (k) LIQUIDITY. Neither HCAC nor Acquisition shall take any action, or omit to take any action, which would have the effect of materially decreasing the liquidity or availability of HCAC's current assets as of the date of this Agreement, or invest any funds not used by HCAC for working capital purposes between the date of this Agreement and Effective Time in any investment other than direct obligations of or instruments guaranteed by the United States of America having a maturity of not more than one year; provided, however, that HCAC shall not dispose of any marketable equity securities.

                 (l) SEC REPORTS. Except for any of the following that will not have a Material Adverse Effect: (i) HCAC shall duly and timely file all reports and other documents required to be filed by it with the SEC and will deliver complete and accurate copies thereof to Encore at the time of filing; and (ii) none of such reports and other documents will contain at the time of filing any untrue statement of a material fact or omit to state any material fact (excluding any such misstatement or omission made in reliance upon information provided by Encore) required to be stated therein or necessary to make the statements therein not misleading, and all of such reports will comply as to form in all material respects with all of the applicable rules and regulations promulgated under the Exchange Act and the 1933 Act, as the case may be, except as such non-compliance shall not have a Material Adverse Effect.

                 (m) CONVERSION RIGHTS. Neither HCAC nor Acquisition shall, nor shall they authorize any director, or officer or affiliate of HCAC to, directly or indirectly, solicit or knowingly encourage any HCAC stockholder to exercise its Conversion Rights, and HCAC shall give Encore prompt notice of receipt by HCAC of any HCAC stockholder exercising such Conversion Rights.

                 (n) OTHERS. Neither HCAC nor Acquisition shall take any action which would make any representation or warranty contained in Article IV of this Agreement untrue or incorrect in any material respect.

                                   ARTICLE VI

                     COVENANTS AND AGREEMENT OF THE PARTIES

         6.01. COVENANTS OF ENCORE. Encore hereby covenants and agrees with HCAC and Acquisition as follows:

                 (a) REASONABLE ACCESS. Between the date of this Agreement and the Effective Time, Encore shall, and shall cause its Subsidiary to, afford to HCAC, and to its counsel, accountants and other authorized representatives, during normal business hours on reasonable notice, reasonable access to their personnel, plants, offices, properties, contracts and books and records in order that HCAC may have an opportunity to make such investigations as it shall reasonably desire to make of the affairs of Encore and its Subsidiary, and they shall cause their respective officers and accountants to furnish such additional financial and operating data and other information as HCAC shall from time to time reasonably request for such purpose; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Encore and its Subsidiary.

                 (b) CONFIDENTIALITY; PRESS RELEASES. Prior to the Effective Time, Encore shall not issue any press release relating to this Agreement or the transactions contemplated hereby without first consulting with HCAC as to the timing and contents of any such press release.

                 (c) SUPPLEMENTS TO DISCLOSURE SCHEDULE. From time to time prior to the Closing Date, Encore shall promptly provide to HCAC in writing proposed supplements or amendments to the Encore Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in said Encore Disclosure Schedule. HCAC shall have the right to approve or disapprove any such proposed supplement or amendment to the extent the matters disclosed in such supplement or amendment could have a material and adverse effect on the business, financial condition or results of operations of Encore and its Subsidiary taken as a whole and, unless objected to in writing mailed or hand delivered within five (5) business days after the date when HCAC actually receives the proposed supplement or amendment (notwithstanding the notice provisions of Section 9.04 hereof), HCAC shall be deemed to have approved the proposed change.

                 (d) NEGOTIATIONS. Until the Effective Time (or earlier termination of this Agreement) except as contemplated under this Agreement, or as consented to in writing by HCAC, Encore shall not, nor shall it permit its Subsidiary to, nor shall it authorize or permit any director, officer or legal or financial advisor of Encore or its Subsidiary to, directly or indirectly, solicit, initiate or knowingly encourage the initiation of inquiries or proposals from, or provide any information to, or participate in any discussions or negotiations with, or enter into any agreement or agreement in principle with, or announce any intention to do any of the foregoing, any person or entity concerning any sale of assets (other than sales of inventory in the ordinary course of business) or any material portion of the shares of capital stock of Encore or its Subsidiary, or any merger, consolidation, business combination, liquidation or similar transactions involving Encore or its Subsidiary; provided, however, that to the extent required by the fiduciary duty obligations of the Board of Directors of Encore, as determined in good faith by the Board of Directors of Encore based on the written advice of independent counsel, Encore may (i) in response to an unsolicited requested therefor, furnish information with respect to Encore to any person pursuant to a customary confidentiality agreement (as determined by Encore's independent counsel) and discuss such information with such person, and (ii) upon receipt by Encore of any proposal for any alternative transaction, participate in negotiations regarding such proposal. Encore shall promptly communicate to HCAC the terms of any such proposal that Encore may receive. Notwithstanding the restrictions contained in the foregoing provisions of this Section 6.01(d), in the event that the Board of Directors of Encore receives a proposal for a transaction of the type prescribed by this Section 6.01(d) that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of independent counsel), it determines to be superior to the transactions contemplated by this Agreement, the Board of Directors of Encore may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend any such superior proposal, enter into an agreement with respect to such superior proposal and/or terminate this Agreement in accordance with Section 8.01(i). As used herein, "superior proposal" means any bona fide proposal to acquire, directly or indirectly, all or substantially all of the shares of Encore's capital stock or all or substantially all of the assets of Encore, which is on financial terms which the Board of Directors of Encore determines in its good faith reasonable judgment (based on advice of its independent financial advisor) to be more favorable to Encore's shareholders than the Merger.

                 (e) NOTICES OF CERTAIN EVENTS. Encore shall promptly notify HCAC of:

                          (1)     any notice or other communication from any
person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                          (2)     any notice or other communication from any
foreign or domestic governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                          (3)     any actions, suits, claims, investigations or
Proceedings commenced or, to Encore's knowledge, threatened against, relating to or involving or otherwise affecting Encore or its Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the transactions contemplated by this Agreement; and

                          (4)     the occurrence of any event relating to
Encore or its Subsidiary or the transactions contemplated hereby to which Encore shall become aware that would require any amendment or supplement to the S-4 Registration Statement.

                 (f) COMFORT LETTER. Encore shall use its reasonable efforts to cause, at the sole cost and expense of HCAC (which HCAC agrees to pay, or promptly reimburse Encore therefor), to be delivered to HCAC a letter of Price Waterhouse, L.L.P., dated the date of the effectiveness of the S-4 Registration Statement with the SEC, and addressed to HCAC and Encore, in form and substance reasonably satisfactory to HCAC (with such changes to which HCAC shall consent, it being understood that such consent shall not be unreasonably withheld) to the effect that:

                          (1)     they are independent certified public
accountants with respect to Encore and its Subsidiary within the meaning of the 1933 Act and Exchange Act, including the applicable published rules and regulations thereunder;

                          (2)     the consolidated financial statements of
Encore certified by them and included in the S-4 Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and Exchange Act, including the published rules and regulations thereunder;

                          (3)     they have carried out the following
procedures to a specified date not more than five (5) business days prior to the effective date of the S-4 Registration Statement, which do not constitute statements of Encore and its Subsidiaries: (A) read the unaudited financial statements of Encore and its Subsidiary, if any, included in the S-4 Registration Statement, (B) read the unaudited financial statements of Encore, and its Subsidiary for the period from the date of the most recent financial statements included in the S-4 Registration Statement through the date of the latest available interim financial statements, (C) read the minutes of the meetings of shareholders and Board of Directors of Encore and its Subsidiary from the date of the most recent financial statements of Encore and its Subsidiary included in the S-4 Registration Statement to such date not more than five (5) business days prior to the effective date of the S-4 Registration Statement, and (D) consulted with certain officers of Encore and its Subsidiary responsible for financial and accounting matters as to whether any of the charges or decreases referred to below has occurred, and based on such procedures, nothing has come to their attention that would cause them to believe that (1) any unaudited financial statements of Encore and its Subsidiary included in the S-4 Registration Statement, if any, do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the Exchange Act and of the published rules and regulations thereunder; (2) such unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited consolidated financial statements of Encore and its Subsidiary included in the S-4 Registration Statement; (3) as of such date not more than five (5) business days prior to the effective date of the S-4 Registration Statement; except as set forth in such letter, there was (a) any change in capital stock, treasury stock or long-term debt of Encore or its Subsidiary, or (b) any decrease in capital in excess of par value, retained earnings, net assets, net current assets or investments of Encore or it Subsidiary, in each case as compared with the amounts shown in the most recent consolidated balance sheet of Encore included in the S-4 Registration Statement; or (4) for the period from the date of such balance sheet to the end of the month immediately preceding the effective date of the S-4 Registration Statement, except as set forth in such letter, there were any decreases, as compared with the corresponding period in the preceding year, in revenues or in the total or per share amounts of income before extraordinary items, income before income taxes or net income of Encore and its Subsidiary; and

                          (iv)    they have compared specific dollar amounts,
numbers of shares, percentages or revenues and earnings, statements and other financial information pertaining to Encore set forth in the S-4 Registration Statement in each case to the extent that such amounts, numbers, percentages, statements and information may be derived from the general accounting records, including work sheets, of Encore and its Subsidiary and excluding any questions requiring an interpretations by legal counsel, with the results obtained from the application of specific readings, inquiries and other appropriate procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standard) set forth in the letter and found them to be in agreement.

         6.02. COVENANTS OF HCAC AND ACQUISITION. HCAC and Acquisition hereby covenant and agree with Encore as follows:

                 (a) REASONABLE ACCESS. Between the date of this Agreement and the Effective Time, HCAC and Acquisition shall afford to Encore, and to its counsel, accountants and other authorized representatives, during normal business hours on reasonable notice, reasonable access to their personnel, plants, offices, properties, contracts and books and records in order that Encore may have an opportunity to make such investigations as it shall reasonably desire to make of the affairs of HCAC, and they shall cause their respective officers and accountants to furnish such additional financial and operating data and other information as Encore shall from time to time reasonably request for such purpose; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of HCAC.

                 (b) PRESS RELEASES. Prior to the Effective Time, neither HCAC nor any of its associates or affiliates shall issue any press release relating to this Agreement or the transactions contemplated hereby without consulting with Encore as to the timing and contents of any such press release, except that HCAC need not delay any press release to consult with Encore, if, in the reasonable opinion of HCAC, the delay associated with such consultation would result in a violation of law or the requirements of the National Association of Securities Dealers, Inc. applicable to HCAC.

                 (c) NASDAQ/NMS LISTING. HCAC shall promptly as practicable, in cooperation with Encore, prepare and file an application with the National Association of Securities Dealers, Inc. to list on the NASDAQ National Market System ("NASDAQ/NMS") the HCAC Common Stock, including the HCAC Common Stock to be issued in the Merger, effective as of the Effective Time and shall use all reasonable efforts to cause such application to be approved prior to the Effective Time, and shall comply in all material respects with the requirements of the National Association of Securities Dealers, Inc. in connection with such listing.

                 (d) SUPPLEMENTS TO DISCLOSURE SCHEDULE. From time to time prior to the Closing, HCAC shall promptly provide to Encore proposed supplements or amendments to the HCAC Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set for or described in said HCAC Disclosure Schedule. Encore shall have the right to approve or disapprove any such proposed supplement or amendment to the extent the matters disclosed in such supplement or amendment could have a material adverse effect on the business, financial condition or results of operations of HCAC and, unless objected to in writing mailed or hand delivered within five (5) business days after the date when Encore actually receives the proposed supplement or amendment (notwithstanding the notice provisions of Section 9.04 hereof), Encore shall be deemed to have approved the proposed change.

                 (e)      [INTENTIONALLY OMITTED].

                 (f) NEGOTIATIONS. Until the Closing (or the earlier termination of this Agreement), except as contemplated under this Agreement, HCAC shall not, nor shall it authorize or permit any director, officer or legal or financial advisor of HCAC to, directly or in directly, solicit, initiate or knowingly encourage the initiation of inquiries or proposals from, or provide any information to, or participate in any discussions or negotiations with, or enter into any agreement or agreement in principal with, or announce any intention to do any of the foregoing, any person or entity concerning any sale of assets or any material portion of the shares of capital stock of HCAC, or any merger, consolidation, business, combination, liquidation or similar transactions involving

HCAC or concerning the acquisition by HCAC of any corporation, partnership or other business organization or division thereof; provided, however, that to the extent required by the fiduciary duty obligations of the Board of Directors of HCAC, as determined in good faith by the Board of Directors of HCAC based on the written advice of independent counsel, HCAC may (i) in response to an unsolicited request therefor, furnish information with respect to HCAC to any person pursuant to a customary confidentiality agreement (as determined by HCAC's independent counsel) and discuss such information with such person, and
(ii) upon receipt by HCAC of any proposal for any alternative transaction, participate in negotiations regarding such proposal. HCAC shall promptly communicate to Encore the terms of such proposal that HCAC may receive. Notwithstanding the restrictions contained in the forgoing provisions of this
Section 6.02(f), in the event that the Board of Directors of HCAC receives a proposal for a transaction of the type prescribed by this Section 6.02(f) that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of independent counsel), it determines to be superior to the transactions contemplated by this Agreement, the Board of Directors of HCAC may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend with such superior proposal, enter into an agreement with respect to such superior proposal and/or terminate this Agreement in accordance with Section 8.01(j).
As used herein, a "superior proposal" means any bona fide proposal to acquire, directly or indirectly, all or substantially all of the shares of HCAC's capital stock or all or substantially all of the assets of HCAC, or any merger, consolidation, business combination, liquidation or similar transaction involving HCAC, which is on financial terms which the Board of Directors of HCAC determines in good faith reasonable judgment (based on advice of its independent financial advisor) to be more favorable to HCAC's shareholders than the Merger.

                 (g) NOTICES OF CERTAIN EVENTS. HCAC shall promptly notify Encore of:

                          (1)     any notice or other communication from any
person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                          (2)     any notice or other communication from any
foreign or domestic governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                          (3)     any actions, suits, claims, investigations or
Proceedings commenced or, to HCAC's knowledge, threatened against, relating to or involving or otherwise affecting HCAC or Acquisition which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the transactions contemplated by this Agreement; and

                          (4)     the occurrence of any event relating to HCAC
or Acquisition or the transactions contemplated hereby which HCAC shall become aware or that would require any amendment or supplement to the S-4 Registration Statement.

                 (h) PRE-CLOSING CONFIRMATION. Immediately prior to the Closing, HCAC shall (i) cause the Trustee to provide a written confirmation to Encore confirming the dollar amount of the account balance held by the Trustee in trust for the benefit of HCAC that will be released to HCAC upon consummation of the Merger, and (ii) provide to Encore a schedule of the Certified Accounts Payable as of the Effective Time which remain unpaid as of such time, which schedule shall be accompanied by a certificate from the Chairman of the Board of HCAC to the effect that to the best of his knowledge, such schedule is a true and correct estimation of HCAC's accounts payable as of the Effective Time. The Certified Accounts Payable reflected on such schedule shall be subject to review and approval by Encore, in its reasonable discretion, for purposes of the calculation provided for in Section 2.01 hereof.

         6.03.   REASONABLE EFFORTS.

                 (a) Upon the terms and subject to the conditions of this Agreement, each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and shall use all reasonable efforts to obtain as soon as practicable, and, in any event prior to the Closing Date, all Consents, authorizations, order and approvals required in connection with, and waivers of violations, breaches and defaults that may be caused by, the consummation of the Merger and the other transactions contemplated by this Agreement, and to make all declarations, filings and registrations, required to be obtained or made by it pursuant to any law (including, without limitation, the 1933 Act and the Exchange Act), regulation, order agreement or instrument prior to consummating the transactions contemplated hereby, whether any such consent, waiver, authorization or approval, or such declaration, filing or registration, is to be obtained from or made with private parties or governmental or regulatory authorities. As used in this Agreement, "reasonable efforts" shall not include any obligation on the part of any party to agree to any material adverse modification of the terms of any document or contractual arrangement or to prepay or incur additional material obligations to any person that would be effective prior to the Effective Time. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation becomes so applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes so applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                 (b) Subject to the terms and conditions provided herein, Encore agrees to use all reasonable efforts to obtain promptly those Required Consents required in connection with the Merger as set forth in the Encore Disclosure Schedule; provided, however, that this Section 6.03 shall not impose any obligations on or confer any rights upon any person or entity other than the parties to this Agreement.

         6.04. LOCK-UP AGREEMENTS OF CERTAIN PARTIES. Encore agrees to use its reasonable efforts to cause all of the Lock-Up Agreements (as defined in Section 7.01(m) hereof) to be duly executed and delivered to HCAC prior to Closing, and the Lock-Up Agreements from the Persons identified under item 6.04 in the Encore Disclosure Schedule to be duly executed and delivered to HCAC prior to the time that the Definitive Proxy Statement is to be sent by HCAC and Encore to their respective shareholders. Copies of the Lock-Up Agreements, when executed and delivered to Encore, will be promptly furnished to HCAC. Encore has attached to the Encore Disclosure Schedule such Lock-Up Agreements that have already been executed and delivered to Encore.

         6.05.   HCAC CHARTER AMENDMENT; DIRECTORS.

                 (a) Consistent with applicable law, HCAC shall cause to be presented to its stockholders and shall cause to be voted upon at the Special Meeting of HCAC stockholders referred to in Section 1.07(a) hereof, in addition to the consideration and action upon this Agreement and the Merger, to become effective at the Effective Time (i) a proposed amendment to the Certificate of Incorporation which shall change the name of HCAC to "Encore Medical Corporation", (ii) further proposed amendments to the Certificate of Incorporation of HCAC, as shown on Exhibit "B" hereto, and (iii) the adoption of the HCAC Stock Option Plan, as shown on Exhibit "D" hereto. Subject to the fiduciary duties of the Board of Directors of HCAC (as evidenced by written independent legal advice addressed to such Board of Directors) and the receipt of the Fairness Opinion, the Board of Directors of HCAC shall recommend that the stockholders of HCAC authorize and approve such amendments to the Certificate of Incorporation of HCAC, and the adoption of the HCAC Stock Option Plan, and include such recommendations in the Preliminary Proxy Statement and the Definitive Proxy Statement referred to in Section 1.07(b) to be distributed in connection with the Special Meetings.

                 (b) Consistent with applicable law, HCAC shall procure prior to the Effective Time, resignations of all of the members of HCAC's Board of Directors from the Board of Directors of HCAC, effective as of the Effective Time, and HCAC shall cause HCAC's Board of Directors, prior to the effectiveness of such resignations and prior to the Effective Time, to elect to the Board of Directors of HCAC, effective as of the Effective Time, Lamar Laster, Richard Relyea and John Abeles for a term of office expiring at the Annual Meeting of Stockholders of HCAC occurring in 1998 or until their successors shall have been duly elected and qualified; and Dennis Enright, Kenneth Davidson and Jay Haft for a term of office expiring at the Annual Meeting of Stockholders of HCAC occurring in 1999 or until their successor shall have been duly elected and qualified; and Nick Cindrich, Craig L. Smith, Richard Martin and Joel Kanter for a term of office expiring at the Annual Meeting of Stockholders occurring in 2000 or until their successors shall have been duly elected and qualified.

         6.06    [INTENTIONALLY OMITTED].

         6.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION. From and after the Effective Time, to the extent permitted by applicable law, HCAC shall, with respect to any claim made prior to the third anniversary of the Effective Time, indemnify and hold harmless to the same extent as provided as of the date of this Agreement in the Certificate of Incorporation and Bylaws of HCAC each person who shall have served as an officer or director of HCAC or Acquisition prior to the Effective Time.

         6.08. SEVERANCE AGREEMENT AMENDMENTS. The Severance Agreements (as defined in Section 3.22 of the Encore Disclosure Schedule shall have been amended, effective as of the Effective Date, by amendments (the "severance Agreement Amendments") in form and substance satisfactory to HCAC, to provide that, from and after two (2) years from the Effective Date, the severance benefits payable under such agreements shall be as set forth in such agreement except that the severance payment will only be one hundred percent of the full base salary, and one hundred percent of the average bonus paid during the two
(2) proceeding years, and the insurance benefits will only be provided for five
(5) years after the date of termination.


                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

         7.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) The Merger shall have been approved and adopted by the shareholders of Encore in accordance with the TBCA and Encore's Articles of Incorporation.

                 (b) The Merger shall have been approved by the stockholders of HCAC in accordance with HCAC's Certificate of Incorporation, and less than twenty percent (20%) in interest of the Public Stockholders shall have exercised their Conversion Rights.

                 (c) The S-4 Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted.

                 (d) The NASDAQ/NMS shall have approved the listing, subject to official notice of issuance, of the HCAC Common Stock, including the HCAC Common Stock to be issued in the Merger.

                 (e) All applicable waiting periods (and any extensions thereof), if any, applicable to the Merger shall have terminated or shall have expired and the parties shall have received all other required authorizations, consents and approvals of governments and governmental agencies.

                 (f) The aggregate number of Dissenting Shares held by shareholders of Encore shall not exceed five percent (5%) of the aggregate number of shares of Encore Common Stock and Encore Preferred Stock outstanding as of the date of this Agreement.

         7.02. CONDITIONS TO OBLIGATIONS OF HCAC AND ACQUISITION. The obligations of HCAC and Acquisition to effect the Merger shall, at the option of HCAC, be subject to the satisfaction or wavier, on or before the Effective Time, of each of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Encore contained herein shall be true and correct in all material respects at and as of the date thereof and at and as of the Effective Time as though such representations and warranties were made again at and as of the Effective Time, except for changes expressly permitted or contemplated by this Agreement.

                 (b) PERFORMANCE. Encore shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time

                 (c) CONSENTS AND APPROVALS. Encore shall have obtained all Required Consents necessary, proper or advisable to consummate the Merger, except for those which would not have a Material Adverse Effect.

                 (d) NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. There shall not be pending or threatened any action, proceeding, claim or counterclaim by any United States governmental authority or agency or by any third party which seeks to or would (i) prohibit the consummation of the Merger or seeks damages in connection therewith, (ii) require the disposition of or the holding separate of any of the stock or assets of Encore or its Subsidiary, or (iii) have a material adverse effect on HCAC's business or materially impair the ability of HCAC or Acquisition to perform their obligations hereunder. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any governmental authority or agency, which (i) prohibits consummation of the Merger or the transactions contemplated thereby,
(ii) requires HCAC to hold separate or dispose of any of the stock or assets of Encore or its Subsidiary, or (iii) has a material adverse effect on the business of HCAC and Acquisition or materially impairs the ability of HCAC or Acquisition to perform their obligations hereunder.

                 (e) LEGAL OPINION. HCAC shall have received an opinion of Sutherland, Asbill & Brennan, counsel to Encore, dated as of the Effective Time, in the form and substance reasonably satisfactory to HCAC.

                 (f) OTHER DOCUMENTS. All documents required to be delivered to HCAC by Encore on or prior to the Closing Date shall have been so delivered.

                 (g) FAIRNESS OPINION. HCAC shall have received a written opinion of an investment banking firm satisfactory to HCAC (the "Fairness Opinion") to the fairness to HCAC and HCAC's stockholders of the Merger from a financial point of view at and as of the date that the Definitive Proxy Statement is mailed to the stockholders of HCAC in form and substance reasonably satisfactory to the Board of Directors of HCAC and that the fair market value of Encore is at least eighty percent (80%) of the net assets of HCAC.

                 (h) OPTIONS. Encore shall have obtained the consent, if required, of each holder of outstanding Existing Stock Options to the treatment of the Existing Options provided in subparagraph (a) of Section 2.05.

                 (i) CERTIFICATES. Encore shall have furnished to HCAC such certificates of its chief executive officer, dated the Effective Time, certifying compliance as of the Effective Time, with the conditions set forth in subparagraph (a) and (b) of this Section 7.02 or as may otherwise be reasonably requested by HCAC.

                 (j) SALES TARGET. Encore's sales for the nine (9)-month period ended September 27, 1996 shall have been at least $11,400,000 and Encore shall have delivered to HCAC an unaudited income statement reflecting same, certified as true by the President of Encore and reviewed by Price Waterhouse L.L.P.

                 (k) ELIMINATION OF PUT WARRANT. All rights of any shareholder, warrant holder or other security holder to require Encore or its successors to pay any amount (including, but not limited to, the "put" rights of Sirrom Capital Corporation and Explorer L.L.C. under their Existing Stock Options) in cash or property upon surrender of such security shall have been terminated and shall be of no further force or effect.

                 (l) ELIMINATION OF MVI AG PREEMPTIVE RIGHT. All MVI AG Preemptive Rights shall have been terminated.

                 (m) LOCK-UP AGREEMENTS. HCAC shall have received duly executed and delivered Lock-Up Agreements in the form specified below (collectively, the "Lock-Up Agreements") from each of Encore's officers and directors and from each shareholder and Existing Option holders of Encore who, upon consummation of the Merger, will own, have the right to acquire, or otherwise be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of over 5,000 shares of HCAC Common Stock:

                          (i)     Such Persons who will own, have the right to
acquire, or be the beneficial owner of between 5,001 and 99,999 shares of HCAC Common Stock shall enter into Lock-Up Agreements in the form of Exhibit C-1 hereto;

                          (ii)    Such Persons who will own, have the right to
acquire, or be the beneficial owner of 100,000 or more shares of HCAC Common Stock shall enter into Lock-Up Agreements in the form of Exhibit C-2 hereto; and

                          (iii)   The officers and directors of Encore, Lois
and Sandor Turanyi, Wolfgang Schweizer (individually and for MVI AG and Medica Holding AG), Helmut Vogel, and Michael A. and Judith Pentopoulos shall enter into Lock-Up Agreements in the form of Exhibit C-3.

If all of the Lock-Up Agreements required pursuant to (ii) and (iii) above, and such additional Lock-Up Agreements as shall be required so that ninety percent (90%) of the HCAC Common Stock that would be covered by the Lock-Up Agreements described in (i), (ii) and (iii) above, are executed and delivered to HCAC in accordance with this Section 7.02(m), then this condition shall be deemed satisfied.

         7.03. CONDITIONS TO OBLIGATIONS OF ENCORE. The obligations of Encore to effect the Merger shall, at the option of Encore, be subject to the satisfaction or waiver, on or before the Effective Time, of each of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of HCAC and Acquisition contained herein shall be true and correct in all material respects at and as of the date when made and at and as of the Effective Time as though such representations and warranties were made again at and as of the Effective Time, except for changes expressly permitted or contemplated by this Agreement.

                 (b) PERFORMANCE. HCAC and Acquisition shall have performed and complied in all material respects with the agreements contained in this Agreement and required to be performed or complied with by them on or prior to the Effective Time.

                 (c) CONSENTS AND APPROVALS. HCAC shall have obtained all third party consents and approvals necessary, proper or advisable to consummate the Merger, except for those which would not have a Material Adverse Effect.

                 (d) NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. There shall not be pending or threatened any action, proceeding, claim or counterclaim by any United States governmental authority or agency or by any third party which seeks to or would (i) prohibit the consummation of the Merger or seeks damages in connection therewith, (ii) require the disposition of or the holding separate of any of the stock or assets of Encore or its Subsidiary, or (iii) have a material adverse effect on Encore's business or materially impair the ability of Encore to perform its obligations hereunder. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any governmental authority or agency, which (i) prohibits consummation of the Merger or the transactions contemplated thereby, (ii) requires HCAC to hold separate or dispose of any of the stock or assets of Encore or its Subsidiary, or (iii) has a material adverse effect on the business of Encore and its Subsidiary or materially impairs the ability of Encore to perform its obligations hereunder.

         (e) LEGAL OPINION. Encore shall have received an opinion of Ruden, McClosky, Smith, Schuster & Russell, P.A., counsel to HCAC, dated as of the Effective Time, in the form and substance reasonably satisfactory to Encore.

                 (f) TAX OPINION. Encore shall have received an opinion of Sutherland, Asbill & Brennan, counsel for Encore, dated as of the Effective Time, to the effect that for federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized to Encore shareholders upon receipt of HCAC Common Stock in exchange for their Encore Common Stock or Encore Preferred Stock pursuant to the Merger;
(iii) the basis of the shares of HCAC Common Stock of the Encore shareholders will be the same as the basis of the Encore Common Stock or Encore Preferred Stock surrendered for exchange in the Merger; and (iv) Encore shareholders in the Merger will include the holding period for the Encore Common Stock or Encore Preferred Stock in their holding period of HCAC Common Stock received in the Merger.

                 (g) OTHER DOCUMENTS. All documents required to be delivered to Encore by HCAC or Acquisition on or prior to the Closing Date shall have been so delivered.

                 (h) CERTIFICATES. HCAC shall have furnished to Encore such certificates of its chief executive officer, dated the Effective Time, certifying compliance with the conditions set forth in subparagraphs (a) and
(b) of this Section 7.03, or as may otherwise be reasonably requested by Encore.

                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT

         8.01.   METHODS OF TERMINATION.  Subject to the provisions of this
Section 8.01 below, this Agreement may, by written notice given at or prior to the Effective Time in the manner hereinafter provided, be terminated and the transaction herein contemplated may be abandoned prior to the Effective Date, notwithstanding approval of the stockholders of HCAC and/or Encore:

                 (a) By HCAC if there has been a material breach of the representations and warranties of Encore contained in this Agreement or if Encore has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and Encore shall not have cured such breach or failure within five (5) business days after receipt of written notice thereof from HCAC;

                 (b) By Encore if there has been a material breach of the representations and warranties of HCAC or Acquisition contained in this Agreement or if HCAC or Acquisition has failed to comply in any material respect with any of their covenants or agreements contained in this Agreement and HCAC and Acquisition shall not have cured such breach or failure within five (5) business days after receipt of written notice thereof from Encore;

                 (c) By either HCAC or Encore, if at the Special Meetings (including any adjournments thereof) this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the holders of HCAC Common Stock required under HCAC's Certificate of Incorporation, and by the affirmative vote of the holders of Encore Common Stock and Encore Preferred Stock required under the TBCA and Encore's Articles of Incorporation;

                 (d)      (i)     By HCAC or Acquisition if all of the
conditions set forth in Section 7.01 and Section 7.02 shall not have been satisfied on or before the Closing Date, other than through failure of HCAC or Acquisition to comply with their obligations hereunder, and shall not have been waived by HCAC or Acquisition on or before such date; or

                          (ii)    By Encore, if all of the conditions set forth
in Sections 7.01 and 7.03 shall not have been satisfied on or before the Closing Date, other than through failure of Encore to comply with its obligations hereunder, and shall not have been waived by Encore on or before such date;

                 (e) By mutual written consent duly authorized by the Boards of Directors of HCAC and Encore;

                 (f) By either HCAC or Encore if the Effective Time shall have not occurred on or before February 28, 1997, or such later date as may be mutually agreed upon in writing by the parties; provided, however, that the right to terminate the Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (g) By HCAC or Encore if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of this Agreement;

                 (h) By HCAC if any supplement or amendment to the Encore Disclosure Schedule required to be provided by Encore to HCAC in accordance with Section 6.01(c), or by Encore if any supplement or amendment to the HCAC Disclosure Schedule required to be provided by HCAC to Encore in accordance with Section 6.02(d), reveals a material adverse change in the applicable Disclosure Schedule previously provided; provided, such party must exercise its right to terminate pursuant to this provision by giving the other party written notice thereof within five (5) business days after the receipt by such party of such amendment or supplement;

                 (i)      By Encore in accordance with the provisions of
Section 6.01(d) of this Agreement, provided, however, if Encore shall terminate this Agreement pursuant to this provision, it shall pay HCAC Two Hundred Thousand Dollars ($200,000) at the time it sends its notice of termination to HCAC;

                 (j) By HCAC in accordance with Section 6.02(f) of this Agreement provided, however, if HCAC shall terminate this Agreement pursuant to this provision, it shall pay Encore Two Hundred Thousand Dollars ($200,000) at the time it sends its notice of termination to Encore;

                 (k) By HCAC if, at the time that the Definitive Proxy Statement referred to in Section 1.07(b) hereof is to be mailed to the stockholders of HCAC, the opinion rendered by HCAC's independent financial advisor, as to the fairness to HCAC's stockholders of the Merger from a financial point of view is not reasonably satisfactory, in form or substance, to the Board of Directors of HCAC; or

                 (l) By HCAC if, at the time that the Definitive Proxy Statement referred to in Section 1.07(b) is to be mailed to the stockholders of HCAC, the Lock-Up Agreements from the parties identified in Section 6.04 shall have not been obtained by Encore.

         8.02. EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 8.01 hereof, all further obligations of the parties hereunder shall terminate, except the obligations set forth in Sections 6.02(b) and 9.08 shall survive, and there shall be no liability on the part of any party; provided, that if this Agreement is so terminated by a party because of one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement or in the event of a breach by the other party of its obligations hereunder, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.01. LIMITATION AS TO KNOWLEDGE. Whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such person's knowledge," "known to such person," or variations thereof, it is intended by the parties that the only information to be attributed to such person is information actually or constructively known to
(i) such person, in the case of an individual, or (ii) in the case of a corporation, any director or officer of such corporation, and additionally in the case of Encore, any director or officer of its Subsidiary. A person shall be deemed to have "constructive knowledge" of those matters which the individual involved could reasonably be expected to have discovered as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter during the ordinary course of conducting his business affairs. Unless otherwise provided in this Agreement, no such person is represented to have undertaken a separate investigation in connection with the transactions contemplated hereunder to determine the existence or absence of facts in any statement qualified by such phrases as "known to," "to the knowledge of," or variations thereof.

         9.02 GOVERNING LAW; BINDING EFFECT; SEVERABILITY. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and the consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the TBCA. All of the terms, agreements, covenants, warranties, representations, promises and conditions contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, and shall survive the Closing hereunder. This Agreement may not be assigned (by operation of law or otherwise) by an party without the prior written consent of the other parties hereto. In case any one or more of the provisions contained in this Agreement or any instrument(s) executed pursuant to the terms of this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as it such invalid, illegal or unenforceable provision(s) had never been contained herein.

         9.03. ENTIRE AGREEMENT MODIFICATION. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof (including that certain Letter Agreement between the parties dated October 11, 1996) and, together with the Schedules and Exhibits hereto and the documents and agreements to be executed or delivered pursuant to this Agreement, constitutes the sole and only agreement between the parties with respect to the matter covered hereby. Each party to this Agreement acknowledges that no representations, inducements, warranties, covenants, guarantees, promises or other agreement, oral or otherwise, have been made by any party, as to the transaction contemplated hereby or by anyone acting on behalf of any party, which are not embodied herein. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all of the parties hereto.

         9.04. NOTICES. Except as expressly provided herein, all notices permitted or required to be given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

    ENCORE:                  Encore Orthopedics, Inc.
                             8900 Shoal Creek Blvd., Bldg. 300
                             Austin, Texas  78757
                             Attention:  Harry L. Zimmerman
                             Vice President - General Counsel
                             Telephone No.: (512) 795-8696
                             Fax No.: (512) 795-8701

    With a copy to:          Jackson & Walker, L.L.P.
                             111 Congress Avenue, Suite 2300
                             Austin, Texas  78701
                             Attention:  Larry Waks, Esq.
                             Telephone No.: (512) 494-2444
                             Fax No.: (512) 494-2442

    HCAC AND                 Healthcare Acquisition Corp.
    ACQUISITION              2365 N.W. 41st Street
                             Boca Raton, Florida 33431
                             Attention:  Jay M. Haft
                             Telephone No.:  (305) 373-9464
                             Fax No.:  (305) 373-9443

    With a copy to           Ruden, McClosky, Smith, Schuster & Russell, P.A.
                             200 East Broward Boulevard
                             Fort Lauderdale, Florida  33301
                             Attention:  Scott H. Margol, Esq.
                             Telephone No.:  (954) 764-6660
                             Fax No.:  (954) 764-4996

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein and above set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery for delivery as refused), if hand delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

         9.05. COUNTERPARTS. This Agreement may be executed in separate or multiple counterparts, each of which shall be deemed an original, but all of which together shall be considered as one and the same Agreement.

         9.06. CONSTRUCTION; SECTION HEADINGS. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. The Section headings contained in this Agreement are provided for convenience only and form no part of this Agreement and shall not effect its construction or interpretation. Unless the context of this Agreement clearly requires otherwise, (a) "or" has the inclusive meaning frequently identified with the phrase "and/or," (b) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and "without limitation" and (c) the ordinary course means the ordinary course consistent with past practice. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein shall have the meaning given to it under generally accepted account principles.

         9.07. WAIVER. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall nay single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any right, power or privilege.

         9.08 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         9.09. TIME OF THE ESSENCE. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

         9.10 INCORPORATION BY REFERENCE. All Exhibits and Schedules referred to herein are incorporated by reference, including but not limited to, the HCAC Disclosure Schedule and the Encore Disclosure Schedule.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                   HEALTHCARE ACQUISITION CORP.



                                   By:  /s/ Jay M. Haft
                                        ___________________________________
                                        Jay M. Haft, Chairman of the Board


                                   HEALTHCARE ACQUISITION, INC.



                                   By:  /s/ Jay M. Haft
                                        _____________________________________
                                        Jay M. Haft, President


                                   ENCORE ORTHOPEDICS, INC.



                                   By:  /s/ Nick Cindrich
                                        ______________________________________
                                        Nick Cindrich, Chairman of the Board,
                                        and Chief Executive Officer

                                   EXHIBIT A

                                 DEFINED TERMS

         All defined terms used in this Agreement and not specifically defined in context are as defined in this Exhibit A.

         "ACCOUNTS RECEIVABLE" means any right to payment for goods sold, leased or licensed or for services rendered whether or not it has been earned by performance, any note receivable, and any other receivable or right to payment of any nature whatsoever.

         "ASSET" means any real, personal, mixed, tangible or intangible property of any nature whatsoever, including, without limitation, Real Property, Equipment, Accounts Receivable, Inventory, Permits, Intangibles and Contract Rights.

         "CONSENT" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

         "CONTRACT" means any written or oral contract, agreement, order or commitment of any nature whatsoever, including, without limitation, any sales order, purchase order, lease, sublease, license agreement, sub-license agreement, loan agreement, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, buy-sell agreement, option, warrant, subscription, call or put.

         "CONTRACT RIGHT" means any right, power or remedy under any Contract, including, without limitation, any right to receive goods or services or otherwise derive benefit from the payment, satisfaction or performance of another party's Obligations, and right to demand that another party accept goods or services or take any other action, and any right to pursue or exercise any remedy or option.

         "EMPLOYEE BENEFIT PLAN" means any bonus, severance, hospitalization, vacation, deferred compensation, pension, profit sharing, retirement, payroll savings, stock option, group insurance, death benefit or welfare plan, or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever.

         "ENCUMBRANCE" means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

         "EQUIPMENT" means any equipment, machinery, fixtures, furniture, leasehold improvements, vehicles, vessels, office equipment, office supplies or other tangible personal property of any nature whatsoever, but not any such item which constitutes Inventory.

         "INTANGIBLE" means any name, corporate name, partnership name, fictitious name, trademark, trademark application, trade name, brand name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, formula, invention, blueprint, product right, software right, license, franchise, authorization or any other intangible property of any nature whatsoever.

         "INVENTORY" means items held for sale or lease in the ordinary course of business including, without limitation, raw materials, supplies, work in process, finished goods, or any other inventory of any nature whatsoever.

         "JUDGMENT" means any order, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any foreign, federal, state or local court, any governmental, administrative or regulatory authority, or any arbitration tribunal.

         "LAW" means any provision of any law, statute, ordinance, constitution, charter, treaty, rule or regulation of any foreign, federal, state or local governmental, administrative or regulatory authority.

         "OBLIGATION" means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise, including but not limited to obligations under executory Contracts.

         "PERMIT" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any foreign, federal, state or local governmental, administrative or regulatory authority.

         "PERSON" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperation, trust, estate, government (or any branch, subdivision or agency thereof), governmental, administrative or regulatory authority, or any other entity of any nature whatsoever.

         "PROCEEDING" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

         "REAL PROPERTY" means any real estate, land, building, structure, improvement, fixture or other real property of any nature whatsoever.

                                   EXHIBIT B

       FORM OF AMENDMENTS REQUIRED TO HCAC'S CERTIFICATE OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          HEALTHCARE ACQUISITION CORP.

         In accordance with Section 242 of the Delaware General Corporation Law ("GCL"), the following provisions of the Certificate of Incorporation of Healthcare Acquisition Corp., a Delaware corporation (the "Corporation"), filed with the Office of the Secretary of State of Delaware on March 21, 1995, Authentication Number 7504947, are hereby amended as follows:

1. Paragraph FIRST of the Certificate of Incorporation of the Corporation is amended to provide in its entirety as follows:

         FIRST: The name of the Corporation is Encore Medical Corporation.

2. The first sentence of Paragraph FOURTH of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 36,000,000 of which 35,000,000 shares shall be Common Stock of the par value of $0.001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.

3. Paragraph SIXTH of the Certificate of Incorporation of the Corporation is amended to provide in its entirety as follows:

         SIXTH: The Board of Directors shall be divided into three (3) classes, which are hereby designated Class A, Class B and Class C, respectively. The names of the members of the Board of Directors of the Corporation who shall hold office until the annual meeting of stockholders at which their respective class of directors shall be elected and until their respective successors are duly elected and qualified, are as follows:

         Class A                  Class B                   Class C
         -------                  -------                   -------
         Lamar Laster             Dennis Enright            Nick Cindrich
         Richard Relyea           Kenneth Davidson          Craig L. Smith
         John Abeles              Jay Haft                  Richard Martin
                                                            Joel Kanter

         The term of office of the initial Class A directors shall expire at the 1998 annual meeting of the stockholders; that of the Class B directors at the 1999 annual meeting of the stockholders; and that of the Class C directors at the 2000 annual meeting of the stockholders. At each annual meeting after the initial classification of directors, directors to replace those whose terms expire at such meeting shall be elected to hold office until the third succeeding annual meeting. In addition to the limitations imposed by law, the classification of directors shall be subject to the following limitations: (a) the number of directors shall be determined in accordance with the Bylaws of the Corporation and (b) the classes must be equal in number of possible.

         The foregoing amendments were duly adopted in accordance with Section 242 (b) of the Delaware General Corporation Law on _________________, 1997.

         IN WITNESS WHEREOF, this Certificate of Amendment is made the ____ day of _______, 1997.

                                        HEALTHCARE ACQUISITION CORP.

                                        By:
                                             __________________________________
                                             _____________________, President

ATTEST:

By:      ____________________________
         ________________, Secretary

                                   EXHIBIT C

                           FORM OF LOCK-UP AGREEMENT

                                 EXHIBIT "C-1"

                            __________________, 1996

Healthcare Acquisition Corp.
200 East Broward Boulevard
Fort Lauderdale, Florida 33301

         Re:     Encore Orthopedics, Inc. ("Encore")

Ladies and Gentlemen:

         The undersigned is delivering this agreement to Healthcare Acquisition Corp. ("HCAC") pursuant to the terms of the Agreement and Plan of Merger dated November __, 1996, among Encore, HCAC and HCAC's subsidiary, Healthcare Acquisition Inc. (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

         The Merger Agreement provides for (a) the issuance of HCAC Common Stock and HCAC $7.00 Warrants to the undersigned and/or (b) the assumption of an Existing Stock Option issued to the undersigned under which the undersigned will have the right to receive from HCAC, upon the due exercise of such Existing Stock Option, Units consisting of shares of HCAC Common Stock and HCAC $7.00 Warrants. The HCAC Common Stock, the HCAC $7.00 Warrants and the HCAC Common Stock underlying the HCAC $7.00 Warrants issued pursuant to the Merger or upon exercise of an Existing Stock Option are hereinafter called the "Merger Securities".

         In consideration of HCAC's proceeding with the actions contemplated by the Merger Agreement, the undersigned agrees that from and after the Effective Time it will not, directly or indirectly, sell, offer or contract to sell, grant an option to purchase, or otherwise transfer any of the Merger Securities which the undersigned owns, will own of record or of which the undersigned has or will have the power to control the disposition.

         The foregoing restriction on sales and other transfers shall be effective from the date hereof until the expiration of twelve (12) months from the Effective Time; provided, however, the undersigned may sell or transfer one-half (1/2) of the undersigned's HCAC Common Stock included in the Merger Securities on the expiration of nine (9) months from the Effective Time. For example, if the undersigned acquired 10,000 shares of HCAC Common Stock and 1,500 HCAC $7.00 Warrants pursuant to the Merger, the undersigned would be permitted to sell and transfer up to 5,750 shares of HCAC Common Stock (less the number of HCAC $7.00 Warrants sold or transferred by the undersigned) after the expiration of nine (9) months from the Effective Time. This agreement shall be binding on any successors and assigns of the undersigned.

                                          Very truly yours,


                                          _________________________________
                                          Name of Shareholder
                                          By:  ____________________________
                                          Title:  _________________________

                                 EXHIBIT "C-2"

                            __________________, 1996

Healthcare Acquisition Corp.
200 East Broward Boulevard
Fort Lauderdale, Florida 33301

         Re:     Encore Orthopedics, Inc. ("Encore")

Ladies and Gentlemen:

         The undersigned is delivering this agreement to Healthcare Acquisition Corp. ("HCAC") pursuant to the terms of the Agreement and Plan of Merger dated November __, 1996 among Encore, HCAC and HCAC's subsidiary, Healthcare Acquisition Inc. (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

         The Merger Agreement provides for (a) the issuance of HCAC Common
Stock and HCAC $7.00 Warrants to the undersigned and/or (b) the assumption of an Existing Stock Option issued to the undersigned under which the undersigned will have the right to receive from HCAC, upon the due exercise of such Existing Stock Option, Units consisting of shares of HCAC Common Stock and HCAC $7.00 Warrants. The HCAC Common Stock, the HCAC $7.00 Warrants and the HCAC Common Stock underlying the HCAC $7.00 Warrants issued pursuant to the Merger or upon exercise of an Existing Stock Option are hereinafter called the "Merger Securities".

         In consideration of HCAC's proceeding with the actions contemplated by the Merger Agreement, the undersigned agrees that from and after the Effective Time it will not, directly or indirectly, sell, offer or contract to sell, grant an option to purchase, or otherwise transfer any of the Merger Securities which the undersigned owns, will own of record or of which the undersigned has or will have the power to control the disposition.

         The foregoing restriction on sales and other transfers shall be effective from the date hereof until the expiration of eighteen (18) months from the Effective Time; provided, however, the undersigned may sell or transfer one-third (1/3) of the undersigned's HCAC Common Stock included in the Merger Securities on the expiration of twelve (12) months from the Effective Time and an additional one-third (1/3) of the undersigned's HCAC Common Stock included in the Merger Securities on the expiration of fifteen
(15) months from the Effective Time. For example, if the undersigned acquired 10,000 shares of HCAC Common Stock and 1,500 HCAC $7.00 Warrants pursuant to the Merger, the undersigned would be permitted to sell and transfer up to 3,833 shares of HCAC Common Stock (less the number of HCAC $7.00 Warrants sold or transferred by the undersigned) after the expiration of twelve (12) months from the Effective Time and up to 7,666 shares of HCAC Common Stock (less the number of shares of HCAC Common Stock and HCAC $7.00 Warrants previously sold or transferred by the undersigned) after the expiration of fifteen (15) months from the Effective Time. This agreement shall be binding on any successors and assigns of the undersigned.

                                          Very truly yours,


                                          _____________________________
                                          Name of Shareholder

                                          By:  ____________________________
                                          Title:  _________________________

                                 EXHIBIT "C-3"

                            __________________, 1996

Healthcare Acquisition Corp.
200 East Broward Boulevard
Fort Lauderdale, Florida 33301

         Re:     Encore Orthopedics, Inc. ("Encore")

Ladies and Gentlemen:

         The undersigned is delivering this agreement to Healthcare Acquisition Corp. ("HCAC") pursuant to the terms of the Agreement and Plan of Merger dated November __, 1996 among Encore, HCAC and HCAC's subsidiary, Healthcare Acquisition Inc. (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

         The Merger Agreement provides for (a) the issuance of HCAC Common Stock and HCAC $7.00 Warrants to the undersigned and/or (b) the assumption of an Existing Stock Option issued to the undersigned under which the undersigned will have the right to receive from HCAC, upon the due exercise of such Existing Stock Option, Units consisting of shares of HCAC Common Stock and HCAC $7.00 Warrants. The HCAC Common Stock, the HCAC $7.00 Warrants and the HCAC Common Stock underlying the HCAC $7.00 Warrants issued pursuant to the Merger or upon exercise of an Existing Stock Option are hereinafter called the "Merger Securities".

         In consideration of HCAC's proceeding with the actions contemplated by the Merger Agreement, the undersigned agrees that from and after the Effective Time it will not, directly or indirectly, sell, offer or contract to sell, grant an option to purchase, or otherwise transfer any of the Merger Securities which the undersigned owns, will own of record or of which the undersigned has or will have the power to control the disposition.

         The foregoing restriction on sales and other transfers shall be effective from the date hereof until the expiration of twenty-four (24) months from the Effective Time; provided, however, the undersigned may sell or transfer one-quarter (1/4) of the undersigned's HCAC Common Stock included in the Merger Securities on the expiration of twelve (12) months from the Effective Time, an additional one-quarter (1/4) of the undersigned's HCAC Common Stock included in the Merger Securities on the expiration of fifteen
(15) months from the Effective Time and an additional one-quarter (1/4) of the undersigned's HCAC Common Stock included in the Merger Securities on the expiration of eighteen (18) months from the Effective Time. For example, if the undersigned acquired 10,000 shares of HCAC Common Stock and 1,500 HCAC $7.00 Warrants pursuant to the Merger, the undersigned would be permitted to sell and transfer up to 2,875 shares of HCAC Common Stock (less the number of HCAC $7.00 Warrants previously sold or transferred by the undersigned) after the expiration of twelve (12) months from the Effective Time, up to 5,750 shares of HCAC Common Stock (less the number of shares of HCAC Common Stock and HCAC $7.00 Warrants previously sold or transferred by the undersigned) after the expiration of fifteen (15) months from the Effective Time, and up to 8,625 shares of HCAC Common Stock (less the number of shares of HCAC Common Stock and HCAC $7.00 Warrants previously sold or transferred by the undersigned) after the expiration of eighteen (18) months from the Effective Time. This agreement shall be binding on any successors and assigns of the undersigned.

                                   Very truly yours,

                                   _____________________________
                                   Name of Shareholder

                                   By:  ________________________
                                   Title:  _____________________

                                   EXHIBIT D

                         FORM OF HCAC STOCK OPTION PLAN

                           ENCORE MEDICAL CORPORATION
                           1996 INCENTIVE STOCK PLAN

         1. PURPOSE. The purpose of the Encore Medical Corporation 1996 Incentive Stock Plan is to promote the interests of Encore Medical Corporation and its shareholders by enabling selected key employees of the Company and its Subsidiaries to participate in the long-term growth of the Company by receiving the opportunity to acquire shares of the Company's Stock and to provide for additional compensation based on appreciation in the Company's Stock. The Plan provides a means to attract and retain key employees of merit and is intended to stimulate the efforts of such employees by providing an opportunity for capital appreciation and recognizing outstanding service to the Company, thus contributing to the long-term growth and profitability of the Company.

         2. DEFINED TERMS. The following defined terms have the meanings set forth below:

                 (a) "Act" means the Securities Exchange Act of 1934, as amended from time to time.

                 (b) "Award" or "Awards," except where referring to a particular category of grant under the Plan, includes Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards, Deferred Stock Awards, Performance Unit Awards and Other Stock-Based Awards.

                 (c)      "Board" means the Board of Directors of the Company.

                 (d) "Code" means the Internal Revenue Code of 1986, as amended, and any successor code and related rules, regulations and interpretations.

                 (e) "Committee" means the Management Compensation and Organization Committee of the Board (or any successor committee as described in Section 5 below); such Committee shall consist of at least two members of the Board, each of whom shall be a Non-Employee Director.

                 (f)      "Company" means Encore Medical Corporation.

                 (g) "Deferred Stock Award" shall have the meaning set forth in Section 11(a), and Stock issued pursuant to such an Award shall be deemed "Deferred Stock."

                 (h) "Disability" means permanent and total disability, as determined under procedures established by the Committee for purposes of the Plan.

                 (i) "Fair Market Value" on a specified date shall be the average of the closing prices of the Stock on the NASDAQ Stock Market's National Market System or whichever other exchange the Company's stock is being traded on the last three trading days prior to the day immediately following the specified date.

                 (j) "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                 (k) "Non-Employee Director" shall have the meaning set forth in Rule 16b-3, promulgated under the Act, or any successor definition promulgated by the Securities and Exchange Commission under the Act.

                 (l) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

                 (m) "Other Stock-Based Award" shall have the meaning set forth in Section 13(a).

                 (n) "Performance Unit Award" shall have the meaning set forth in Section 12(a).

                 (o) "Plan" means the Encore Medical Corporation 1996 Incentive Stock Plan, as amended from time to time.

                 (p) "Restricted Stock Award" shall have the meaning set forth in Section 9(a).

                 (q) "Retirement" means a severance from the active employment of the Company or its Subsidiaries by reason of retirement pursuant to the provisions of any profit sharing, pension or other retirement plan of the Company or its Subsidiaries, or any contract between the Company or any of its Subsidiaries and the participant.

                 (r) "Rule 16b-3" means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Act, as amended from time to time.

                 (s) "Stock" means the common stock, $.001 par value, of the Company.

                 (t) "Stock Appreciation Right" shall have the meaning set forth in Section 8(a).

                 (u) "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 7.

                 (v) "Subsidiary" means any corporation a majority of whose stock the Company owns or controls, either directly or indirectly through another corporation or series of corporations, domestic or foreign.

                 (w) "Unrestricted Stock Award" shall have the meaning set forth in Section 10.

         3.      STOCK SUBJECT TO THE PLAN.

                 (a) SHARES ISSUABLE. The maximum number of shares of Stock reserved and available for distribution pursuant to Awards under the Plan shall be 2,000,000 shares. Such shares of Stock may consist, in whole or in part, of authorized and unissued shares or treasury shares. If (i) an Award expires or terminates for any reason without being exercised in full or is satisfied without the distribution of Stock, or (ii) Stock distributed pursuant to an Award is forfeited or reacquired by the Company, or is surrendered upon exercise of an Award, the Stock subject to such Award or so forfeited, reacquired or surrendered shall again be available for distribution for purposes of the Plan.

                 (b) CHANGES IN CAPITALIZATION. In the event of a stock dividend, spin-off, stock split, any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares effected without receipt of consideration by the Company or any other change in corporate structure or other distribution of stock or property (except ordinary cash dividends) affecting the Stock, the Committee shall make appropriate adjustments in (i) the number of and kind of shares of stock or securities underlying Awards that may thereafter be granted, (ii) the number and kind of shares remaining subject to outstanding Awards and (iii) the option or purchase price in respect of such shares. In the event of any such change in capitalization of the Company, the Committee may make such additional adjustments in the number and class of shares of Stock or other securities with respect to which outstanding Awards are exercisable and with respect to which future Awards may be granted as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of Section 18 below. In the event the Stock is changed into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Stock within the meaning of the Plan. Except (i) as expressly provided in the preceding sentences or (ii) for any distribution or adjustment made with respect to outstanding shares of Restricted Stock in connection with a distribution or adjustment made with respect to all other outstanding shares of Stock, any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to any Award. The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

                 (c) SUBSTITUTE AWARDS. The Company may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary, as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

         4. ELIGIBILITY. Participants in the Plan will be such officers and other key employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion. In the case of Awards payable in Stock, no participant shall be granted during any fiscal year the right to acquire pursuant to Awards granted under the Plan more than 1,000,000 shares of Stock. In the case of Awards payable in cash, no participant shall be granted Awards entitling the participant to receive more than $10,000,000 in compensation during the life of the Plan or during the period within which Awards may be payable under the Plan.

         5. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board, the Committee or such other committee of the Board, composed of not less than two Non-Employee Directors who shall be appointed by the Board and who shall serve at the pleasure of the Board. (All references to the Committee hereinafter shall also be deemed to refer to the Board.) The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

                 (i) to select the officers and other key employees of the Company and its Subsidiaries to whom Awards may from time to time be granted;

                 (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards, Deferred Stock Awards, Performance Units Awards, and any Other Stock-Based Awards, or any combination of the foregoing, granted to any one or more participants;

                 (iii) to determine the number of shares to be covered by any Award;

                 (iv) to establish the terms and conditions of any Award, including, but not limited to:

                                  (A)      the share price;

                                  (B) any restriction or limitation on the grant, vesting or exercise of any Award including, but not limited to, the attainment (and certification of the attainment) of one or more performance goals based on one or more (or any combination) of the following business criteria that may apply to the individual participant, a Company business unit, or the Company as a whole: revenues, net income (before or after tax), earnings, earnings per share, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, profit margins, cash flow, shareholder return, expenses, sales or market share, expense management, return on investment, improvements in capital structure, net revenue per employee, profitability of an identifiable business unit or product, or stock price, or shall be based on any one or more (or any combination) of the foregoing business criteria before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items, to the extent the Committee specifies, when granting the Award, that the effect of any such extraordinary items shall be disregarded; and

                                  (C)      any waiver of vesting, acceleration
                          or forfeiture provisions regarding any Stock Option or other Award and the Stock relating thereto, based on such factors as the Committee shall determine; and

                 (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, and whether and to what extent the Company shall pay or credit amounts equal to interest (at rates determined by the Committee), dividends or deemed dividends on such deferrals.

Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in its sole discretion at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions by the Committee made pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

         6.      LIMITATIONS ON TERM AND DATE OF AWARDS.

                 (a) DURATION OF AWARDS. Subject to Section 19(c) below, no restrictions or limitations on any Award shall extend beyond ten years from the grant date, except that deferrals of the receipt of Stock or other benefits under the Plan elected by participants may extend beyond such date.

                 (b) TERM. No Award shall be granted more than ten years after the effective date of the Plan as specified in Section 20 below, but then outstanding Awards may extend beyond such date.

         7. STOCK OPTIONS. Stock Options may be granted alone or in addition to other Awards and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Each Stock Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option at the date of grant. To the extent that any Stock Option denominated as an Incentive Stock Option does not qualify as an "incentive stock option" within the meaning of Section 422 of the Code, it shall constitute a separate Non-Qualified Stock Option. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall be evidenced by option agreements, which shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

                 (a) OPTION PRICE. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the option agreement but shall be (i) in the case of Incentive Stock Options, not less than 100% of the Fair Market Value on the date of grant and (ii) in the case of Non-Qualified Stock Options, not less than 50% of Fair Market Value on the date of grant; provided, however, that the option price per share of Stock purchasable under a Non-Qualified Stock Option may also be the par value per share of Stock. If an officer or key employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation, and an Incentive Stock Option is granted to such officer or key employee, the option price shall be no less than 110% of the Fair Market Value on the date of grant. The grant of a Stock Option shall occur on the date the Committee by resolution designates an officer or employee to receive a grant of a Stock Option, determines the number of shares of Stock covered by the Stock Option and specifies the terms and provisions of the option agreement.

                 (b) OPTION TERM. Unless an option agreement provides for a shorter exercise period, any Stock Option shall be exercisable not later than ten years after the Stock Option is granted; provided, however, that if an Incentive Stock Option is granted to an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation, the term of such Incentive Stock Option shall be no more than five years from the date of grant.

                 (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions, and in such amounts, as the Committee shall specify in the option agreement. Notwithstanding the foregoing, subsequent to the grant of a Stock Option, the Committee, at any time before the complete expiration of such Stock Option, may accelerate the time or times at which such Stock Option may be exercised in whole or in part. Except as provided in subsections (f), (g), (h) and (i) below, a Stock Option may not be exercised by the holder unless the holder is then, and continually after the grant of the Stock Option has been, an employee of the Company or one of its Subsidiaries.

                 (d) METHOD OF EXERCISE. Stock Options may be exercised at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased. Except as provided in subsection (k) below, such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check or other instrument acceptable to the Committee, or by delivery of shares of Stock as provided in this subsection. As determined by the Committee, in its discretion, at (or, in the case of Non-Qualified Stock Options, at or after) the time of grant, payment in full or part may also be made in the form of shares of Stock not then subject to restrictions (but which may include shares the disposition of which constitutes a disqualifying disposition for purposes of obtaining incentive stock option treatment under the Code). Shares of Stock so surrendered shall be valued at Fair Market Value on the exercise date. Except as provided in subsection (k) below, no shares of Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends, with respect to shares subject to a Stock Option when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in
Section 19(c) below.

                 (e) NONTRANSFERABILITY. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or the guardian or legal representative of the optionee.

                 (f) TERMINATION BY DEATH. If an optionee's employment with the Company or any Subsidiary terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent exercisable at the time of death (or on such accelerated basis as the Committee shall at any time determine), by the legal representative or legatee of the optionee, for a period of one year (or such other period as the Committee shall specify at or after the time of grant) from the date of death or until the expiration of the stated term of the Stock Option, whichever period is the shorter.

                 (g) TERMINATION BY DISABILITY. If an optionee's employment with the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination (or on such accelerated basis as the Committee may at any time determine) for a period of one year (or such other period as the Committee shall specify at or after the time of grant) from the date of such termination or until the expiration of the stated term of the Stock Option, whichever period is the shorter. Except as otherwise provided by the Committee at the time of grant, the death of an optionee during such exercise period shall extend such period for one year following death, or until the expiration of the stated term of the Stock Option, whichever period is the shorter.

                 (h) TERMINATION BY RETIREMENT. If an optionee's employment with the Company or any Subsidiary terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of Retirement (or on such accelerated basis as the Committee may at any time determine) for a period of (i) in the case of Incentive Stock Options, three months, and (ii) in the case of Non- Qualified Stock Options, one year (or such other period as the Committee shall specify at or after the time of grant), from the date of Retirement or until the expiration of the stated term of the Stock Option, whichever period is the shorter. Except as otherwise provided by the Committee at the time of grant, the death of an optionee during such exercise period shall extend such period for one year following death, or until the expiration of the stated term of the Stock Option, whichever period is the shorter.

                 (i) OTHER TERMINATION. Unless otherwise determined by the Committee, if an optionee's employment with the Company or any Subsidiary terminates for any reason other than death, Disability or Retirement, the Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, for a period of thirty (30) days from the date of such termination or until the expiration of the stated term of the Stock Option, whichever period is the shorter.

                 (j) FORM OF SETTLEMENT. The Committee may provide in the option agreement that upon receipt of written notice of exercise, the Committee may elect to settle all or a part of the portion of any Stock Option so exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the exercise price (the "Spread Value") (determined on the date the Stock Option is exercised).

                 (k) PROCEDURE FOR CERTAIN CREDIT ASSISTED TRANSACTIONS. To the extent not inconsistent with the provisions of Section 422 of the Code or Rule 16b-3, any optionee desiring to obtain credit from a broker, dealer or other "creditor" as defined in Regulation T issued by the Board of Governors of the Federal Reserve System (provided that such broker, dealer or creditor has been approved by the Committee) to assist in exercising a Stock Option may deliver to such creditor an exercise notice properly executed by such optionee with respect to such Stock Option, together with instructions to the Company to deliver the resulting Stock to the creditor for deposit into a designated account. Upon receipt of such exercise notice and related instructions in a form acceptable to the Company, the Company shall confirm to the creditor that it will deliver to the creditor the Stock covered by such exercise notice and instructions promptly following receipt of the exercise price from the creditor. To





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the extent not inconsistent with the provisions of Section 422 of the Code or
Rule 16b-3, upon request the Company may in its discretion, but shall not be obligated to, deliver to the creditor shares of Stock resulting from an assisted exercise prior to receipt of the option price for such shares if the creditor has delivered to the Company, in addition to the other documents contemplated hereby, the creditor's agreement to pay the Company such exercise price in cash within five days after delivery of such shares. The credit assistance contemplated hereby may include a margin loan by the creditor secured by the Stock purchased upon exercise of a Stock Option or an immediate sale of some or all of such Stock by the creditor to obtain or recover the option price that the creditor has committed to pay to the Company.

                 (l) SPECIAL PROVISIONS RELATING TO INCENTIVE STOCK OPTIONS. At the time any Incentive Stock Option granted under the Plan is exercised, the Company shall be entitled to legend the certificates representing the shares of Stock purchased pursuant to such Incentive Stock Option to clearly identify them as representing shares purchased upon exercise of an Incentive Stock Option that may be subject to income tax withholding requirements as set forth in Section 15 below. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the affected optionee, to disqualify any Incentive Stock Option under Section 422 of the Code.

         8.      STOCK APPRECIATION RIGHTS.

                 (a) GENERAL. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock (or forms of payment permitted under subsection (d) below) or a combination thereof having a value equal to (or if the Committee shall so determine at time of grant, less than) the excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant (or over the option exercise price, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

                 (b) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in tandem with, or independently of, any Stock Option granted under the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of grant of such option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of grant of such option. A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall not be reduced until the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

                 (c) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, including the following:

                          (i)     Stock Appreciation Rights granted in tandem
with Stock Options shall be exercisable only at such time or times and to the extent that the related Stock Option shall be exercisable. Upon the exercise of a Stock Appreciation Right, the applicable portion of any related Stock Option shall be surrendered.

                          (ii)    Stock Appreciation Rights granted in tandem
with a Stock Option shall be transferable only with such Stock Option. Stock Appreciation Rights shall not be transferable otherwise than by will or the laws of descent and distribution. All Stock Appreciation Rights shall be exercisable during the participant's lifetime only by the participant or the participant's legal representative or guardian.

                          (iii)   Stock Appreciation Right granted in tandem
with an Incentive Stock Option may be exercised only when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such option.

                 (d) FORM OF SETTLEMENT. Subject to Section 19(c) below, shares of Stock issued upon exercise of a Stock Appreciation Right shall be free of all restrictions under the Plan, except as otherwise provided in this subsection (d). The Committee may provide at time of grant of a Stock Appreciation Right that such shares shall be in the form of Restricted Stock or rights to acquire Deferred Stock or may reserve the right to provide so at any time after the date of grant. Any such shares and any shares subject to rights to acquire Deferred Stock shall be valued at Fair Market Value on the date of exercise of the Stock Appreciation Right without regard to any restrictions or deferral limitations.

                 (e) RULES RELATING TO EXERCISE. Where a Stock Appreciation Right relates to an Incentive Stock Option, the Committee may prescribe, by rule of general application, such other measure of value as it may determine but not in excess of an amount consistent with the qualification of such Stock Option as an "incentive stock option" under Section 422 of the Code.

         9.      RESTRICTED STOCK.

                 (a) GENERAL. A Restricted Stock Award is an Award entitling the recipient to acquire shares of Stock, subject to such conditions, including the right of the Company during a specified period or periods to repurchase such shares at their original price or to require forfeiture of such shares (if no cash consideration was paid) upon the participant's termination of employment, as the Committee may determine at the time of grant. Shares of Restricted Stock may be granted or sold in respect of past services or other valid consideration.





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                 (b)      AWARD AGREEMENT AND CERTIFICATES.  A participant who
is granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within sixty days (or such shorter period as the Committee may specify) following the Award date by executing and delivering to the Company a Restricted Stock Award agreement in such form as the Committee shall determine and by making payment to the Company by certified or bank check or other instrument acceptable to the Committee for any cash consideration required to be paid in connection with such Restricted Stock Award. Each participant receiving a Restricted Stock Award shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of the participant and deposited with the Company or its designee, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

        "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Encore Medical Corporation 1996 Incentive Stock Plan and an agreement entered into between the registered owner and Encore Medical Corporation. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and the Agreement, copies of which are on file in the office of the Secretary of Encore Medical Corporation, located in its corporate headquarters in Austin, Texas.

The Committee may require that, as a condition of any Restricted Stock Award, the participant shall have delivered to the Company a stock power, endorsed in blank, relating to the Stock covered by such Award.

                 (c) RIGHTS AS A SHAREHOLDER. Upon complying with subsection (b) above, a participant shall have all the rights of a shareholder with respect to the Restricted Stock, including voting and dividend rights, subject to nontransferability restrictions, Company repurchase or forfeiture rights and any other condition described in this Section 9 or contained in the Restricted Stock Award agreement. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral, or investment of dividends paid on the Restricted Stock.

                 (d) RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of except as specifically provided herein and in the Restricted Stock Award agreement. The Committee shall specify the date or dates (which may depend upon or be related to the attainment of performance goals or such other factors or criteria as the Committee shall determine) on which the non-transferability of the Restricted Stock and the obligation to forfeit or resell such shares to the Company shall lapse. The Committee may provide for the lapse of such restrictions in installments and at any time may accelerate such date or dates and otherwise waive or, subject to Section 18 below, amend any terms and conditions of the Award. Except as otherwise may be provided in the Award agreement or determined by the Committee at any time after the date of grant, in the event of termination of employment of a participant with the Company and its Subsidiaries for any reason (including death), the participant or the participant's legal representative shall resell to the Company, at the cash consideration paid therefor, all Restricted Stock, and the Company shall purchase such shares at that price, or if no cash consideration was paid, all shares of Restricted Stock awarded to the participant shall automatically be forfeited to the Company. Any shares of Stock or other securities of the Company or any other entity that are issued as a distribution on, or in exchange for, Restricted Stock or into which Restricted Stock is converted as a result of a recapitalization, stock dividend, distribution of securities, stock split or combination of shares or a merger, consolidation or sale of substantially all of the assets of the Company shall be subject to the restrictions set forth in the Restricted Stock Award agreement, which shall inure to the benefit of any surviving or successor corporation that is the issuer of such securities. Upon the lapse of the restrictions applicable to a participant's Restricted Stock, certificates for shares of Stock free of any restrictive legend shall be delivered to the participant or his legal representative or guardian.

                 (e) SECTION 83(B) ELECTION. Any Restricted Stock Award agreement may provide that the participant may not elect to be taxed with respect to such Award in accordance with Section 83(b) of the Code.

         10. UNRESTRICTED STOCK. The Committee may, in its sole discretion, grant or sell to any participant shares of Stock free of restrictions under the Plan ("Unrestricted Stock"). Shares of Unrestricted Stock may be granted or sold in respect of past services or other valid consideration. Any purchase of Unrestricted Stock by a recipient must take place within sixty days after the time of grant of the right to purchase such shares.

         11.     DEFERRED STOCK AWARDS.

                 (a) GENERAL. A Deferred Stock Award is an Award entitling the recipient to acquire shares of Stock without payment in one or more installments at a future date or dates, all as determined by the Committee. The Committee may also condition such acquisition on the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                 (b) AWARD AGREEMENT. A participant who is granted a Deferred Stock Award shall have no rights with respect to such Award unless within sixty days of the grant of such Award (or such shorter period as the Committee may specify) the participant shall have accepted the Award by executing and delivering to the Company a Deferred Stock Award agreement.

                 (c) RESTRICTION ON TRANSFER. Deferred Stock Awards and rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered. Rights with respect to such Awards shall be exercisable during the participant's lifetime only by the participant or the participant's legal representative or guardian.

                 (d) RIGHTS AS A SHAREHOLDER. A participant receiving a Deferred Stock Award will have rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a certificate for shares of Stock only upon satisfaction of all conditions specified in the Deferred Stock Award agreement.





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                 (e)      ELECTIVE DEFERRAL.  A participant may elect to
further defer receipt of the Stock payable under a Deferred Stock Award (or an installment of the Award) for a specified period or until a specified event, subject in each case to the Committee's approval and under such terms as determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made at least 12 months prior to completion of the deferral period for the Award (or for such installment of the Award).

                 (f) TERMINATION. Except as may otherwise be provided in the Deferred Stock Award agreement, a participant's rights in all Deferred Stock Awards shall automatically terminate thirty (30) days after the participant's termination of employment with the Company or any of its Subsidiaries for any reason excluding death, in which case the participant's rights shall automatically terminate one (1) year after such termination. Unless otherwise provided in the terms of an Award, at any time prior to the participant's termination of employment, the Committee may in its discretion accelerate, waive, or, subject to Section 18 below, amend any or all of the restrictions or conditions imposed under any Deferred Stock Award.

                 (g) PAYMENTS IN RESPECT OF DEFERRED STOCK. Without limiting the right of the Committee to specify different terms, the Deferred Stock Award agreement may either make no provisions for, or may require or permit the immediate payment, deferral, or investment of amounts equal to, or less than, any cash dividends that would have been payable on the Deferred Stock had such Stock been outstanding, all as determined by the Committee in its sole discretion.

         12.     PERFORMANCE UNIT AWARDS.

                 (a) GENERAl. A Performance Unit Award is an Award entitling the recipient to acquire cash or shares of Stock, or a combination of cash and shares of Stock, upon the attainment of specified performance goals. The Committee in its sole discretion shall determine whether and to whom Performance Unit Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured and all other limitations and conditions applicable to a Performance Unit Award. Performance goals may vary from participant to participant and between groups of participants and shall be based upon such Company, business unit or individual performance factors or criteria as the Committee may deem appropriate, including those factors described in Section 5(iv)(B) above. Performance periods may overlap and participants may participate simultaneously with respect to Performance Unit Awards that are subject to different performance periods and different performance goals. The Committee may adjust the performance goals and periods applicable to a Performance Unit Award to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships. Performance Units may be awarded independent of or in connection with the grant of any other Award under the Plan.

                 (b) AWARD AGREEMENT. A participant shall have no rights with respect to a Performance Unit Award unless within sixty days of the grant of such Award (or such shorter period as the Committee may specify) the participant shall have accepted the Award by executing and delivering to the Company a Performance Unit Award agreement.

                 (c) RESTRICTIONS ON TRANSFER. Performance Unit Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, and if exercisable over a specified period, shall be exercisable during the participant's lifetime only by the participant or the participant's legal representative or guardian.

                 (d) RIGHTS AS A SHAREHOLDER. A participant receiving a Performance Unit Award will have rights of a shareholder only as to shares of Stock actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a certificate evidencing the acquisition of shares of Stock under a Performance Unit Award only upon satisfaction of all conditions specified in the Performance Unit Award agreement.

                 (e) TERMINATION. Unless otherwise provided in the terms of an Award, except as may otherwise be provided by the Committee at any time prior to the termination of employment, a participant's rights and all Performance Unit Awards shall automatically terminate thirty (30) days after the participant's termination of employment by the Company and its Subsidiaries for any reason excluding death, in which case the participant's rights shall automatically terminate one (1) year after such termination.

                 (f) ACCELERATION; WAIVER. At any time prior to the participant's termination of employment with the Company and its Subsidiaries, by death or disability [or retirement], the Committee may in its sole discretion accelerate, waive, or, subject to Section 18 below, amend any or all of the goals, restrictions or conditions imposed under any Performance Unit Award.

                 (g) EXERCISE. The Committee in its sole discretion shall establish procedures to be followed in exercising any Performance Unit Award, which procedures shall be set forth in the Performance Unit Award agreement. The Committee may at any time provide that payment under a Performance Unit Award shall be made, upon satisfaction of the applicable performance goals, without any exercise by the participant. Except as otherwise specified by the Committee, (i) a Performance Unit granted in tandem with a Stock Option may be exercised only while the Stock Option is exercisable, and (ii) the exercise of a Performance Unit granted in tandem with any Award shall reduce the number of shares of Stock subject to the related Award on such basis as is specified in the Performance Unit Award agreement.





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         13.     OTHER STOCK-BASED AWARDS.

                 (a) GENERAL. The Committee may grant other Awards under which Stock is or may in the future be acquired ("Other Stock-Based Awards"). Such Awards may include, without limitation, debt securities convertible into or exchangeable for shares of Stock upon such conditions, including attainment of performance goals, as the Committee shall determine. Subject to the purchase price limitations in subsection (b) below, such convertible or exchangeable securities may have such terms and conditions as the Committee may determine at the time of grant. However, no convertible or exchangeable debt shall be issued unless the Committee shall have provided (by the Company's right of repurchase, right to require conversion or exchange, or other means deemed appropriate by the Committee) a means of avoiding any right of the holders of such debt to prevent a Company transaction by reason of covenants in such debt.

                 (b) PURCHASE PRICE; FORM OF PAYMENT. The Committee may determine the consideration, if any, payable upon the issuance or exercise of an Other Stock-Based Award. The Committee may permit payment by certified check, bank check or other instrument acceptable to the Committee or by surrender of other shares of Stock (excluding shares then subject to restrictions under the Plan).

                 (c) FORFEITURE OF AWARDS; REPURCHASE OF STOCK; ACCELERATION OR WAIVER OF RESTRICTIONS. The Committee may determine the conditions under which an Other Stock-Based Award shall be forfeited or, in the case of an Award involving a payment by the recipient, the conditions under which the Company may or must repurchase such Award or related Stock. The Committee may in its sole discretion, at any time prior to a participant's termination of employment with the Company and its Subsidiaries, by death or disability [or retirement], accelerate, waive, or, subject to Section 18 below, amend any or all of the limitations or conditions imposed under any Other Stock-Based Award.

                 (d) AWARD AGREEMENTS. Unless otherwise provided in the terms of an Award, a participant shall have no rights with respect to any Other Stock-Based Award unless within sixty days after the grant of such Award (or such shorter period as the Committee may specify) the participant shall have accepted the Award by executing and delivering to the Company an Other Stock-Based Award agreement.

                 (e) RESTRICTIONS ON TRANSFER. Other Stock-Based Awards may not be sold, assigned, transferred, pledged, or encumbered except as may be provided in the Other Stock-Based Award agreement. However, in no event shall any Other Stock-Based Award be transferred other than by will or by the laws of descent and distribution or be exercisable during the participant's lifetime by other than the participant or the participant's legal representative or guardian.

                 (f) RIGHTS AS A SHAREHOLDER. A recipient of any Other Stock-Based Award will have rights of a shareholder only at the time and to the extent, if any, specified by the Committee in the Other Stock-Based Award agreement.

                 (g) DEEMED DIVIDEND PAYMENTS; DEFERRALS. Without limiting the right of the Committee to specify different terms, an Other Stock-Based Award agreement may require or permit the immediate payment, waiver, deferral, or investment of dividends or deemed dividends payable or deemed payable on Stock subject to the Award.

         14.     SUPPLEMENTAL GRANTS.

                 (a) LOANS. The Company may in its sole discretion make a loan to the recipient of an Award hereunder, either on or after the date of grant of such Award. Such loans may be either in connection with exercise of a Stock Option, a Stock Appreciation Right or an Other Stock-Based Award, in connection with the purchase of shares under any Award, or in connection with the payment of any federal, state and local income taxes in respect of income recognized under an Award. The Committee shall have full authority to decide whether to make a loan hereunder and to determine the amount, term, and provisions of any such loan, including the interest rate (which may be zero) charged in respect of any such loan, whether the loan is to be secured or unsecured, the terms on which the loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no loan hereunder shall provide or reimburse to the borrower the amount used by him for the payment of the par value of any shares of Stock issued, have a term (including extensions) exceeding ten years in duration or be in amount exceeding the total exercise or purchase price paid by the borrower under an Award or for related Stock under the Plan plus an amount equal to the cash payment permitted in subsection (b) below.

                 (b) CASH PAYMENTS. The Committee may, at any time and in its discretion, authorize a cash payment, in respect of the grant or exercise of an Award under the Plan or the lapse or waiver of restrictions under an Award, which shall not exceed the amount that would be required in order to pay in full the federal, state and local income taxes due as a result of income recognized by the recipient as a consequence of (i) the receipt of an Award or the exercise of rights thereunder and (ii) the receipt of such cash payment. The Committee shall have complete authority to decide whether to make such cash payments in any case, to make provisions for such payments either simultaneously with or after the grant of the associated Award, and to determine the amount of any such payment.

         15. WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If a participant surrenders shares of Stock acquired pursuant to the exercise of an Incentive Stock Option in payment of the option price of a Stock Option or the purchase price under another Award, and such surrender constitutes a disqualifying disposition for purposes of obtaining incentive stock option treatment under the Code, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements. A recipient may elect, with respect to any Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Unrestricted Stock Award, Deferred Stock Award, Performance Unit Award or Other Stock-Based Award that is paid in whole or in part in Stock, to surrender or authorize the Company to withhold shares of Stock (valued at Fair Market Value on the date of surrender or withholding of the shares) in satisfaction of all such withholding requirements. The Committee shall have the discretion to provide (by general rule or a provision in the specific Award agreement) that, at the election of the recipient,





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"federal, state and local withholding tax requirements" shall be deemed to be any amount designated by the recipient that does not exceed his estimated federal, state and local tax obligations associated with the transaction, including FICA taxes to the extent applicable.

         16. MERGER; LIQUIDATION. If the Company shall be the surviving corporation in any merger, recapitalization or similar reorganization, the holder of each outstanding Stock Option shall be entitled to purchase, at the same times and upon the same terms and conditions as are then provided in the Stock Option, the number and class of shares of Stock or other securities to which a holder of the number of shares of Stock subject to the Stock Option at the time of such transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in connection with determining the value of any related Stock Appreciation Right. In the event of any such change in capitalization of the Company, the Committee may make such additional adjustments in the number and class of shares of stock or other securities with respect to which outstanding Awards are exercisable and with respect to which future Awards may be granted as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of
Section 18 below. In the event of dissolution or liquidation of the Company or a merger in which the Company is not the surviving corporation, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number or purchase price (if any) of shares subject to such Awards as it may determine, or accelerate, amend, or terminate such Awards upon such terms and conditions as it shall provide, which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration that the Committee deems equitable in the circumstances.

         17. UNFUNDED STATUS OF PLAN. With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards, provided that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

         18. AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuance shall be made that would impair the rights of an optionee under a Stock Option or a recipient of another Award theretofore granted without the optionee's or recipient's consent; provided, however, that any alteration or amendment that would require shareholder approval in order for the Plan to continue to meet any applicable legal or regulatory requirements shall be effective only if it is approved by the shareholders of the Company in the manner required thereby. Unless otherwise provided in the terms of an Award, the Committee may at any time decrease or cancel any outstanding Award (or provide substitute Awards at the same or a reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements that would apply to the substitute or amended Award if it were then initially granted under the Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the recipient's consent.

         19.     GENERAL PROVISIONS.

                 (a) TRANSFERS. For purposes of the Plan, the transfer to the employment by the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another, shall not be deemed a termination of employment.

                 (b) LEAVES OF ABSENCE. The Committee may in its discretion determine whether a leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of such leave of absence on Awards previously granted to a holder who takes a leave of absence.

                 (c) RESTRICTIONS ON DELIVERY AND SALE OF SHARES. Each Award granted under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the Stock covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of Stock thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933, as amended, or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of any delivery of Stock pursuant to an Award, that the recipient of Stock represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the Stock will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933, as amended, and any applicable state securities laws. The Company may endorse on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

                 (d) OTHER COMPENSATION ARRANGEMENTS; NO EMPLOYMENT RIGHTS. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan does not confer upon any employee any right to continued employment with the Company or a Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

                 (e) GOVERNING LAW. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas.

         20. EFFECTIVE DATE. The Plan shall become effective on November 8, 1996, the date of its adoption by the Board, subject, however, to the approval of the Plan by the shareholders of the Company at their next Annual Meeting, or sooner if presented for approval by the shareholders prior to such Annual Meeting. Subject to approval by the shareholders, and to the requirement that no Stock may be issued hereunder prior to such approval, Awards may be granted hereunder on and after adoption of the Plan by the Board. Unless shareholder approval is obtained by November 7, 1997, this Plan and any Award granted hereunder shall become void thereafter.

                                   EXHIBIT E

                           FORM OF HCAC $7.00 WARRANT

                            WARRANT CERTIFICATE FOR
                            PURCHASE OF COMMON STOCK
               VOID AFTER 5:00 P.M. - ON _________________, 2001

Warrant No. ____________Number of Warrants: ___________

         THIS CERTIFIES THAT, for value received __________________, or registered assigns ("Registered Holder") is the owner of the number of warrants ("Warrants") specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and in the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share (subject to adjustment as hereinafter provided) of the Common Stock, par value $.001 per share ("Common Stock") of Encore Medical Corporation, a Delaware corporation ("Company"), at any time after the date hereof and before the Expiration Date (as hereinafter defined) upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the office of Continental Stock Transfer & Trust Company, as warrant agent, or its successor ("Warrant Agent") accompanied by payment of $7.00 ("Purchase Price") per Warrant, subject to adjustment as hereinafter provided, in lawful money of the United States in cash, or by good certified or official bank check payable to the order of the Company.

         This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms set forth in the Warrant Agreement ("Warrant Agreement") dated as of _________________________, by and between the Company and the Warrant Agent, all the terms and provisions of which the Registered Holder, by acceptance of this Warrant Certificate, hereby assents. In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price and the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment. Reference is made to the Warrant Agreement for a more complete statement of the rights and limitations of the rights of the Registered Holder hereof, the rights and duties of the Warrant Agent and the obligations of the Company thereunder. Copies of the Warrant Agreement are on file at the corporate trust office of the Warrant Agent.

         The term "Expiration Date" shall mean 5:00 p.m. (New York time) on ____________, 2001. If such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then the Expiration Date shall mean 5:00 p.m. (New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.

         Each Warrant represented hereby is exercisable at the option of the Registered Holder. The Company shall not be required upon the exercise of the Warrants represented hereby to issue any fractions of shares, but shall make an adjustment therefor in cash on the basis of the market value of any such fractional interest (computed as provided in the Warrant Agreement). In case this Warrant is exercised with respect to less than all of such shares, a new Warrant certificate or certificates will be issued on such surrender for the number of Warrants represented hereby which were not so exercised. Prior to the exercise of any Warrant represented hereby, the holder shall not be entitled to any rights of a stockholder of the Company, including without limitation the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company except as provided in said Warrant Agreement. Prior to the due presentment for registration of transfer of this Warrant Certificate, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notation of ownership or other writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

         This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender.

         Upon due presentment together with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

         The Company shall not be obligated to deliver any securities pursuant to the exercise of any Warrants unless a registration statement under the Securities Act of 1933 with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement or a post-effective amendment to its existing registration statement and will use its best efforts to cause the same to become effective and to keep it current while any of the Warrants are outstanding and exercisable. The Warrants represented hereby shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

         If this Warrant shall be surrendered for exercise within any period during which the transfer books for Common Stock or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

         This Warrant Certificate and each Warrant represented hereby shall be construed in accordance with and governed by the laws of the State of New York.

         This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.


         IN WITNESS WHEREOF, the Company has caused this Warrant certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted herein.


Dated: __________________________         ENCORE MEDICAL CORPORATION



                                          By:  __________________________
                                                 Nick Cindrich
                                                 Chief Executive Officer


                                          COUNTERSIGNED:
                                          CONTINENTAL STOCK TRANSFER & TRUST
                                          COMPANY WARRANT AGENT



                                          BY:  ________________________________
                                                  AUTHORIZED OFFICER

                                 PURCHASE FORM
                                 TO BE EXECUTED
                      UPON EXERCISE OF WARRANT CERTIFICATE


TO:      Continental Stock Transfer & Trust Company
         2 Broadway
         New York, New York 10004

         The undersigned hereby exercises, according to the terms and conditions thereof, the right to purchase ____________ Shares of Common Stock, evidenced by the within Warrant Certificate, and herewith makes payment of the purchase price in full.

NAME:  _______________________________    ____________________________________
                                          PAYMENT ENCLOSED
ADDRESS:  ____________________________    ____________________________________
_______________________________________   SOCIAL SECURITY NO. of Warrant Holder

                                 TRANSFER FORM

         For value received ________________________________________ hereby sells, assigns and transfers unto ______________________________________________
(___________________________________________) Warrants to purchase Shares of
Common Stock represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint:____________________________________ Attorney to transfer such Warrants on the books of the within named Company with full power of substitution in the premises.

DATED:  _________________________

Notice:  ________________________________________
The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular.

______________________________________
 Social Security Number of Assignee
    or other identifying number


Signature(s) Guaranteed

__________________________________________________________
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

                                   EXHIBIT F

                            FORM OF ESCROW AGREEMENT

                                ESCROW AGREEMENT

         THIS IS AN ESCROW AGREEMENT (this "Agreement") made as of __________ __, 1996, by and among the individuals listed on Exhibit A attached hereto (each individually referred to herein as a "Shareholder" and collectively as the "Shareholders"), HEALTHCARE ACQUISITION CORP. ("HCAC"), and JACKSON & WALKER, L.L.P. (the "Escrow Agent").

                              BACKGROUND STATEMENT

           Contemporaneously with the execution and delivery of this Agreement, Encore Orthopedics, Inc. ("Encore"), HCAC and Healthcare Acquisition, Inc. ("Acquisition") are closing on the transactions described in that certain Agreement and Plan of Merger ("Merger Agreement"), dated November __, 1996, providing for the merger of Acquisition with and into Encore, with Encore as the surviving corporation and a wholly-owned subsidiary of HCAC. In connection with such transaction, the Shareholders will receive shares of the Common Stock of HCAC. The Merger Agreement requires that the parties execute and deliver this Agreement in connection with the consummation of the transactions contemplated therein.

         Pursuant to the terms of the Merger Agreement, HCAC shall, pursuant to irrevocable instructions issued at the Closing, deliver to the Escrow Agent and cause its transfer agent to deliver on behalf of the Shareholders Escrow Stock and Escrow Property. This Agreement sets forth the basis on which the Escrow Agent will receive, hold and distribute the Escrow Stock and Escrow Property. All capitalized terms used in this Agreement but not defined in this Agreement shall have the meaning given to them in the Merger Agreement.

                                 THE AGREEMENT

         For the reasons specified above and in consideration of the mutual representations, warranties, covenants and agreements contained in the Merger Agreement and in this Agreement, the issuance of the HCAC Common Stock to the Shareholders pursuant to the Merger Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

                       ARTICLE 1.  EFFECTIVENESS; ESCROW

         1.1 Effectiveness. This Agreement shall become effective on the date hereof (the "Effective Date").

         1.2 Appointment; Escrow. The parties hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent, upon the terms and conditions of this Agreement. The Escrow Agent shall establish escrows as required pursuant to Article 2 of this Agreement.

         1.3 Termination and Final Distribution. The Escrow Stock and Escrow Property shall be distributed by the Escrow Agent in accordance with
Section 2.06 of the Merger Agreement within ten (10) days after the 1996 Sales are calculated pursuant to Section 2.06 of the Merger Agreement. Upon distribution of all Escrow Stock and Escrow Property in accordance with Section
2.06 of the Merger Agreement and this Agreement, this Agreement shall terminate.

                               ARTICLE 2.  ESCROW

         2.1 Receipt of Escrow; Acceptance. The Escrow Agent hereby agrees to hold the Escrow Stock and the Escrow Property in escrow pursuant to this Agreement and Section 2.06 of the Merger Agreement, which is hereby incorporated by reference and made a part hereof. As soon as reasonably practicable after the Closing Date and from time to time thereafter, as may be necessary, and as contemplated by the letter of instructions executed by HCAC and delivered to its transfer agent, Continental Stock Transfer & Trust Company (the "Transfer Agent"), HCAC shall cause to be delivered to the Escrow Agent on behalf of the Shareholders the Escrow Stock and Escrow Property and stock certificates evidencing the securities comprising the Escrow Stock or Escrow Property. On the Effective Date, each of the Shareholders shall deliver to the Escrow Agent, in form satisfactory to HCAC, a stock transfer power endorsed in blank from each Shareholder covering such Shareholder's portion of the Escrow Stock and a stock transfer power endorsed in blank and blank as to the securities and number of shares to be transferred thereby which will cover such Shareholder's portion of any securities included in the Escrow Property. The execution and delivery of this Agreement by the Escrow Agent shall serve as the Escrow Agent's acknowledgment of receipt of such stock transfer powers. The Escrow Agent shall acknowledge receipt of the certificates representing the Escrow Stock in writing to all of the parties to this Agreement when received.

         2.2 Voting. Each Shareholder shall be entitled to all voting rights with respect to such Shareholder's portion of the Escrow Stock then held by the Escrow Agent.

                      ARTICLE 3.  DISTRIBUTION FROM ESCROW

         3.1 Distributions Upon Satisfaction of Conditions. When the Escrow Agent receives written notice from HCAC directing that the Escrow Stock and Escrow Property be either released in full to the Shareholders or released in part to the Shareholders and the remainder forfeited to HCAC pursuant to Section
2.06 of the Merger Agreement, then the Escrow Agent shall deliver to the Shareholders or HCAC, as appropriate, Escrow Stock and Escrow Property totaling such amounts in accordance with Section 3.2 of this Agreement.

         3.2 Manner of Distribution. All payments by the Escrow Agent on behalf of HCAC or the Shareholders under Section 2.06 of the Merger Agreement and Section 3.1 of this Agreement shall be made by the delivery of Escrow Stock and Escrow Property from the Escrow. In the event that any of the Escrow Stock and Escrow Property shall be forfeited by the Shareholders pursuant to Section
2.06 of the Merger Agreement, HCAC shall supply to the Escrow Agent the calculations for the Escrow Stock and Escrow Property and shares to be released or forfeited. Whenever any calculation required by the Merger Agreement would result in the distribution of a fractional share from the Escrow, then such number shall be rounded to the nearest whole share and such whole share shall be used for purposes hereof.

         3.3     Transfer on HCAC Books.   When the Escrow Agent makes a
distribution out of the Escrow pursuant to this Agreement, the Escrow Agent shall deliver the proper share certificate(s) and stock transfer power(s) for the affected Shareholder or Shareholders, as the case may be, to HCAC. Upon request by the Escrow Agent and upon submission to HCAC of share certificates representing Escrow Stock and any HCAC common stock included in the Escrow Property and appropriate instructions consistent with Section 2.06 of the Merger Agreement and stock transfer power(s), HCAC shall promptly reissue, or cause to be reissued, share certificates for such shares, each representing such number of shares as set forth in such instructions (but in the aggregate not exceeding the total number of shares represented by the submitted certificate).

         3.4 Tax Matters. Each party hereto shall provide the Escrow Agent with its taxpayer identification number documented by the appropriate Form W-8, Form W-9 or certificate of foreign taxpayer exemption, within thirty (30) days after the date hereof, and each Shareholder shall be responsible for the payment of any taxes due and the filing of any tax returns required in connection with the receipt of dividends or distributions payable with respect to the Escrow Stock and Escrow Property.

                            ARTICLE 4.  ESCROW AGENT

         4.1     Duties of the Escrow Agent.

                 (a) General. Except as expressly contemplated by this Agreement, Section 2.06 of the Merger Agreement or by joint written instructions from the parties to this Agreement, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner the Escrow Stock and Escrow Property and accompanying stock powers except pursuant to an order of a court of competent jurisdiction. The Escrow Agent shall neither make any representations with respect to nor be liable for any deficiencies in any deposit made under this Agreement.

                 (b) Liabilities. In performing any of its duties under this Escrow Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses that it may incur as a result of its actions as the Escrow Agent or its failure to so act; provided, however, that the Escrow Agent shall be liable for damages arising out of its bad faith, gross negligence or willful misconduct under this Agreement. Accordingly, the Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for any of the parties to this Agreement, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement. Written instructions provided to the Escrow Agent hereunder by any of the parties shall be signed by any one authorized representative as identified on Exhibit B attached hereto.

                 (c) Limitations. The Escrow Agent shall be obligated only by the terms of this Agreement and shall not be obligated by or incur any liability with respect to the Merger Agreement or any other agreement or understanding among the parties except as such obligation or liability is expressly provided herein. The Escrow Agent shall not be charged with notice or knowledge of any ancillary document, fact or information not specifically set forth or incorporated herein. The Escrow Agent shall undertake to perform only such duties as are expressly set forth herein, and no additional or implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         4.2 Indemnification. HCAC shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent or the performance of its duties hereunder, including, without limitation, any litigation arising from this Agreement or involving the subject matter hereof, except for any and all losses, claims, damages, liabilities and expenses that may result from the bad faith, willful misconduct or gross negligence of the Escrow Agent.

         4.3 Disputes. In the event of a dispute between any of the parties hereto as to the proper disposition of the Escrow Stock or Escrow Property, the Escrow Agent shall continue to hold the same undisbursed until such time as the disputing parties agree in writing to a proper disposition of such Escrow Stock or Escrow Property. If such agreement is not forthcoming, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all Escrow Stock or Escrow Property in its custody under the terms of this Agreement, and, upon the advice of counsel, and to take such other legal action as may be appropriate or necessary, whereupon the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement and shall be made whole for any legal fees and costs incurred as a result of such action. Any such legal action may be brought in any court of competent jurisdiction. The filing of any such legal proceeding shall not deprive the Escrow Agent of its compensation earned prior to such filing.

         4.4     Removal.

                 (a) General. The Escrow Agent may be removed by HCAC at any time for any reason (or for no reason) by giving a written notice of such removal to the Escrow Agent or any successor to the Escrow Agent (a "Successor Escrow Agent"), which shall specify the date (no earlier than twenty (20) days after the giving of such notice) upon which such removal shall take effect. The Escrow Agent or any Successor Escrow Agent may resign at any time for any reason (or for no reason) by giving written notice to HCAC specifying the date (not earlier than thirty (30) days after the giving of such notice) upon which it desires that such resignation shall take effect.

                 (b) Effective Date. Such removal or resignation shall take effect on the date specified in the notice of removal or resignation; provided, however, that, subject to the limitations set forth in Section 4.4(a) above, such removal or resignation shall not be effective before a Successor Escrow Agent has been appointed and accepted its obligations under this Agreement; provided, further, that if HCAC shall have sooner appointed a Successor Escrow Agent pursuant to subsection (c) below and such Successor Escrow Agent shall have accepted such appointment, then such removal or resignation shall take effect upon the acceptance by such Successor Escrow Agent.

                 (c) Successor Escrow Agent. In the event of the resignation or removal of the Escrow Agent or a Successor Escrow Agent, HCAC shall promptly appoint a Successor Escrow Agent by a written instrument delivered to the Escrow Agent (or Successor Escrow Agent). Upon the effectiveness of the resignation or removal of the Escrow Agent (or Successor Escrow Agent), the Successor Escrow Agent being appointed shall become vested with all of the rights, powers, duties and obligations of its predecessor hereunder. If no Successor Escrow Agent shall have been appointed as of the effective date of the resignation or removal of the Escrow Agent as set forth in the notice provided for in subsection (a) above, then the Escrow Agent or HCAC may petition a court of competent jurisdiction for the appointment of a successor.

         4.5 Records and Reports. The Escrow Agent shall keep full records of the administration of the Escrow, which shall record all transactions of the Escrow Agent. Such accounts and records shall be open to inspection at any time during regular business hours by the Shareholders or HCAC. HCAC shall have the right to make or have made an audit of the Escrow Agent's accounts (including without limitation verification of the securities therein), and for that purpose the Escrow Agent shall make all records pertaining thereto available.

                           ARTICLE 5.  MISCELLANEOUS

         5.1 Good Faith; Further Assurance; Cooperation. The parties to this Agreement shall in good faith undertake to perform their obligations in this Agreement, and to cause the procedures contemplated in this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by any other party to this Agreement in order more effectively to implement or carry out the intent of this Agreement. The parties shall cooperate fully with each other and their respective counsel and accountants or designees in connection with any actions that are necessary or appropriate as part of their respective obligations or rights under this Agreement, including without limitation, providing reasonable access to information in their possession or under their control.

         5.2 Severability. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed so as to be valid under applicable law.

         5.3 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                      TO ENCORE AND THE STOCKHOLDERS:

                              Encore Orthopedics, Inc.
                              8900 Shoal Creek Boulevard
                              Building 300
                              Austin, Texas  78757
                              Attention:  Harry L. Zimmerman,
                                          Vice President-General Counsel
                              Telecopier: (512) 795-8701

                      with a copy to:

                              Jackson & Walker, L.L.P.
                              111 Congress Avenue, 23rd Floor
                              Austin, Texas  78701-4043
                              Attention: Lawrence A. Waks
                              Telecopier: (512) 494-2444

                      TO HCAC:

                              Healthcare Acquisition Corp.
                              c/o MedVest, Inc.
                              2365 N.W. 41st Street
                              Boca Raton, Florida  33431
                              Attention:  President
                              Telecopier:  (407) 994-3531

                      with a copy to:

                              Ruden, McClosky, Smith, Schuster & Russell, P.A. P.O. Box 1900
                              Fort Lauderdale, Florida  33302
                              Attention:  Scott Margol
                              Telecopier:  (954) 764-4996

                      TO THE ESCROW AGENT:

                              Jackson & Walker, L.L.P.
                              111 Congress Avenue, 23rd Floor
                              Austin, Texas  78701-4043
                              Attention: Lawrence A. Waks
                              Telecopier: (512) 494-2444

All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation (telephonic or electronic) of receipt. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

         5.4 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether state or federal, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding regular business day.

         5.5 Attachments, Exhibits and Schedules. All attachments, exhibits and schedules to this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in the first place that reference is made thereto. All exhibits, schedules, certificates, information and lists to be disclosed in writing and delivered pursuant to this Agreement shall, if not attached to this Agreement, be delivered to the appropriate party at the address indicated in Section 5.3, shall indicate the section hereunder pursuant to which it was delivered or mailed, and shall be signed or initialed by the party or parties or an attorney-in-fact of the party or parties delivering the same.

         5.6     Successors and Assigns.   No assignment or transfer by HCAC, in
whole or in part, of its rights and obligations under this Agreement shall be valid, except with the prior written consent of the Shareholders. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective legal representatives, heirs, descendants, beneficiaries, successors and assigns, and any reference to a party in this Agreement shall also be a reference to a permitted successor or assign.

         5.7 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender.

         5.8 Captions; Certain Definitions. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. The parties agree to all definitions in the statement of the parties to this Agreement and in the "Background Statement" to this Agreement.

         5.9 Controlling Law; Integration; Amendment; Waiver. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws principles.
This Agreement, together with the Merger Agreement (and the schedules and exhibits thereto) and the agreements contemplated thereby, supersedes all prior negotiations, agreements and understandings between the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by HCAC or the Shareholders, as applicable, being the party against whom the alteration or amendment is to be enforced. The failure of any party hereto at any time or times to require performance of any provision of this Agreement or the Merger Agreement shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, provision, warranty, representation, agreement or covenant in this Agreement.

         5.10 Counterparts. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one of such counterparts.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HCAC:                                     ESCROW AGENT:

HEALTHCARE ACQUISITION CORP.              JACKSON & WALKER, L.L.P.

By:  __________________________           By: _____________________________
Name: _________________________           Name: ___________________________
Title: ________________________           Title:___________________________



THE SHAREHOLDERS:

                                          __________________________________
NICK CINDRICH                             SANDOR TURANYI


CRAIG L. SMITH                            HELMUT VOGEL


HARRY L. ZIMMERMAN                        MVI AG


JAMES ABRAHAM                             By: ______________________________
                                                Wolfgang Schweizer, Chairman

WOLFGANG SCHWEIZER                        MEDICA HOLDING AG

_________________________________         By:________________________________
LOIS TURANYI

                                  EXHIBIT A TO
                                ESCROW AGREEMENT

                                  STOCKHOLDERS


Nick Cindrich

Craig L. Smith

Harry L. Zimmerman

James Abraham

MVI AG

Medica Holding AG

Wolfgang Schweizer

Helmut Vogel

Lois Turanyi

Sandor Turanyi

                                  EXHIBIT B TO
                                ESCROW AGREEMENT

                           Authorized Representatives


HCAC:

Nick Cindrich, Chairman


ENCORE:

Nick Cindrich, Chairman

STOCKHOLDERS:

Harry L. Zimmerman, Esq.





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